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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Piper Sandler Companies
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2020 Proxy Statement

Piper Sandler
Companies

REALIZE THE POWER OF PARTNERSHIP®

April 3, 2020

Fellow Shareholders:

You are cordially invited to join us for our 2020 annual meeting of shareholders, which will be held on Friday, May 15, 2020, at 2:00 p.m., Central Time, in the Huber Room on the 12th floor of our Minneapolis headquarters in the U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402. The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting.

As we look forward to our 2020 annual meeting of shareholders, it is worth reflecting on our recent accomplishments. 2019 was a transformational year for our firm as we announced our merger with Sandler O'Neill & Partners, L.P., a premier advisor to the financial services industry. Our merger with Sandler marks a new era for both of our firms as we bring together our talented, dedicated professionals and shared culture of putting our clients first. Together, as Piper Sandler Companies, we now offer our clients one of the broadest full-service investment banking platforms with leading advisory practices in healthcare, financial services, and energy, and growing franchises in consumer, diversified industrials, and technology. During the year, we also joined with Weeden & Co. L.P., whose professionals and systems have delivered best-in-class equities execution services to our institutional brokerage platform.

As we look ahead to 2020 and beyond, we are mindful of the impact that we are currently witnessing from COVID-19. People and communities are suffering from this illness, and society and businesses have been disrupted in ways that were previously unimaginable. The medium and long-term impact from these events on the global and U.S. economy is currently uncertain, but we expect that these conditions will cause a challenging operating environment for us in the short-term. Despite this backdrop, we believe that our long-term strategy is sound, and that our intense focus on our clients, our sector expertise, our broad product capabilities, and our operating discipline will best position us to navigate these challenges, just as they have throughout our 125-year history.

We are furnishing our proxy materials to you over the Internet, which will reduce our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to you, which contains instructions on how to access our proxy statement and annual report and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a printed set of proxy materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Internet Availability of Proxy Materials and the proxy card.

We are thankful that you choose to be our shareholder, and we look forward to continuing to serve our clients and providing long-term returns to our shareholders.

Sincerely,

Chad R. Abraham Chairman and Chief Executive Officer

Notice of Annual Meeting
of Shareholders

May 15, 2020, at 2:00 p.m., Central Time
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall, Minneapolis, Minnesota 55402

To the Shareholders of Piper Sandler Companies:

The 2020 annual meeting of shareholders of Piper Sandler Companies will be held at our corporate headquarters in Minneapolis, Minnesota on Friday, May 15, 2020 at 2:00 p.m., Central time, for the following purposes:

  1.
  The election of ten directors, each for a one-year term.

  2.
  Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies for the fiscal year ending December 31, 2020.

  3.
  An advisory (non-binding) vote to approve the compensation of the officers disclosed in the attached proxy statement, or say-on-pay vote.

  4.
  Approval of an amendment to the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan (the "Incentive Plan").

  5.
  Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

In order to vote on the matters brought before the meeting, you may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than 11:59 p.m., Eastern Time on Thursday, May 14, 2020 for any shares you hold directly, and by no later than 11:59 p.m., Eastern Time on Tuesday, May 12, 2020 for any shares you hold in a retirement plan. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of shares of the company's common stock at the close of business on March 20, 2020 are entitled to notice of, and to vote at, the meeting.

We intend to hold our annual meeting in person. However, we are actively monitoring the situation relating to COVID-19. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we may have to reconsider the date, time, location and/or means of convening the annual meeting, including the possibility of holding the annual meeting solely by means of remote communication. Please monitor our annual meeting website at https://pipersandler.com/proxymaterials for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 15, 2020

Our proxy statement and 2019 annual report are available at
www.pipersandler.com/proxymaterials.

By Order of the Board of Directors

John W. Geelan Secretary

April 3, 2020

PROXY STATEMENT

PROXY STATEMENT
2020 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2020

INTRODUCTION

The Board of Directors of Piper Sandler Companies is soliciting proxies for use at the annual meeting of shareholders to be held on May 15, 2020, and at any adjournment or postponement of the meeting. The notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report online, is first being mailed to shareholders on or about April 3, 2020.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time:	Friday, May 15, 2020, at 2:00 p.m., Central time
Place:	The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, Minnesota 55402
Record Date:	March 20, 2020

Executive Summary

Voting Matters

The Board of Directors recommends you vote FOR each Director Nominee listed in Proposal 1, and FOR Proposal 2, Proposal 3, and Proposal 4:

Proposal		Page Reference

1.	Election of Directors	5
	The Board of Directors believes the ten nominees as a group have the experience and skills that are necessary to effectively oversee our company.

2.	Ratification of Selection of Independent Auditor	64
	The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2020.

3.	Advisory (Non-Binding) Vote on Executive Compensation	65
	The Board of Directors is asking shareholders to provide advisory approval of the compensation of the officers disclosed in this proxy statement, or a say-on-pay vote.

4.	Approval of an Amendment to our Incentive Plan	67

	The Board of Directors is asking shareholders to approve an amendment to our Amended and Restated 2003 Annual and Long-Term Incentive Plan, including an increase in the number of shares authorized for issuance thereunder by 1,200,000.

Executive Summary

2019 Performance Highlights*

In 2019, we achieved strong performance, with record adjusted net revenues, adjusted net income, and adjusted earnings per share, which reflects strong, broad-based contributions from all of our businesses combined with strong operating discipline. Our 2019 performance highlights include:

As a result of our strong performance and increased profitability, the 2019 incentive compensation of our named executive officers identified in this proxy statement was increased 16.8% from 2018.

*
Adjusted net revenues, adjusted net income, adjusted earnings per share, and adjusted ROE (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in Appendix B to this proxy statement.

Executive Summary

Board Nominees

Our Board of Directors (the "Board") has nominated ten directors for election at the 2020 annual meeting of shareholders: our chairman and chief executive officer, our president, our head of financial services group, and seven other currently serving directors. Seven of these ten directors are independent under New York Stock Exchange Rules. The Board has determined that our chairman and chief executive officer, Mr. Abraham, our president, Ms. Schoneman, and our head of financial services group, Mr. Doyle, are not independent. Other than Ms. Holt and Mr. Doyle, each nominee was elected by the shareholders at the 2019 annual meeting. Both Ms. Holt and Mr. Doyle are standing for election by our shareholders as directors of the company for the first time at this year's annual meeting. Ms. Holt was elected to serve as a director effective as of September 16, 2019, after being recommended to the Board as a candidate by another current director. Mr. Doyle was elected to serve as a director effective January 3, 2020, in connection with the closing of our merger with Sandler O'Neill & Partners, L.P. ("Sandler"). Each was then evaluated by the Nominating and Governance Committee in advance of its recommendation of their respective service as a director. Mr. Abraham was elected to serve as chairman of the Board beginning in May 2019. Mr. Soran has served as our lead director since February 2018.

The following table provides summary information on each director nominee. For more detail, please see pages 7 through 11 of this proxy statement.

Chad R. Abraham	Jonathan J. Doyle	William R. Fitzgerald	Victoria M. Holt	Addison L. Piper
Chairman and CEO of Piper Sandler Companies	Vice Chairman and Head of Financial Services Group of Piper Sandler Companies	Former Chairman and CEO of Ascent Capital Group	President and CEO of Proto Labs, Inc.	Former Chairman and CEO of Piper Sandler Companies

Debbra L. Schoneman	Thomas S. Schreier	Sherry M. Smith	Philip E. Soran	Scott C. Taylor
President of Piper Sandler Companies	Former Chairman of Nuveen Asset Management	Former Executive VP and CFO of SUPERVALU	Former President, CEO and Director of Compellent Technologies	Former Executive VP and General Counsel of NortonLifeLock Inc.
		Chair Audit	Chair Governance; Lead Director	Chair Compensation

PROPOSAL ONE—ELECTION OF DIRECTORS

2020 Nominees for Director

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated the ten current members of the Board for election at the 2020 annual meeting. These individuals are Chad R. Abraham, Jonathan J. Doyle, William R. Fitzgerald, Victoria M. Holt, Addison L. Piper, Debbra L. Schoneman, Thomas S. Schreier, Sherry M. Smith, Philip E. Soran, and Scott C. Taylor. Other than Ms. Holt and Mr. Doyle, each nominee was elected by the shareholders at the 2019 annual meeting. Both Ms. Holt and Mr. Doyle are standing for election by our shareholders as directors of the company for the first time at this year's annual meeting. Ms. Holt was elected to serve effective as of September 16, 2019, after being recommended to the Board as a candidate by another current director. Mr. Doyle was elected to serve effective January 3, 2020, in connection with the closing of our merger with Sandler. Each was then evaluated by the Nominating and Governance Committee in advance of its recommendation of their respective service as a director. Mr. Abraham was elected to serve as chairman of the Board beginning in May 2019. Mr. Soran has served as our lead director since February 2018.

Each of the nominees has agreed to serve as a director if elected. Under our majority voting standard and director resignation policy, each nominee will be elected by a majority of the votes cast with respect to that director's election. Any nominee failing to receive a majority will tender his or her resignation to the Board, which shall decide whether to accept or reject the resignation. For more information on our majority voting standard and director resignation policy, please see the section titled "Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy" below. Proxies may not be voted for more than ten directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by the Board.

The Board of Directors recommends a vote FOR the election of the ten director nominees. Proxies will be voted FOR the election of the ten nominees unless otherwise specified.

The biographies of each of the nominees below includes information regarding the person's service as a director, work experience, and the experiences, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to determine that the person should serve as a director. Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as senior level management, corporate governance, leadership development, investment banking, capital markets, finance, and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership, and a commitment to representing the long-term interests of our shareholders.

As part of the Board's consideration of the nominee's qualifications, the Board reviewed and considered the policies of major institutional shareholders concerning the number of boards of directors of publicly-

Proposal One: Election of Directors

traded companies that directors should serve on at any one time. One of our non-employee directors, Ms. Holt, is currently President and Chief Executive Officer of Proto Labs, Inc., a custom prototype and low-volume production manufacturing company. In addition to serving on our Board, Ms. Holt also serves on the board of directors of Proto Labs, Inc., and as a non-employee director of Waste Management, Inc. In evaluating Ms. Holt's candidacy as a director, our Board viewed positively Ms. Holt's experience as a current chief executive officer and director of a publicly-traded, growth-oriented company in the industrials sector, which is a focus area for our investment banking business, as well as her other public-company director experience. The Board believes that Ms. Holt's experience and position as a sitting chief executive officer of a growing company provides valuable and desirable perspective to our Board. In addition, Ms. Holt contributes a diverse and impactful perspective to our Board from her background as a female chief executive officer, and our Board believes that Ms. Holt has the ability to devote sufficient time and attention to her duties as a director on our Board. For these reasons, the Nominating and Governance Committee and the Board have recommended Ms. Holt for election at the 2020 annual meeting of shareholders.

Proposal One: Election of Directors

Chad R. Abraham

Chad R. Abraham Age 51 Director since 2018
Principal Occupation: Mr. Abraham has been our chief executive officer since 2018. Prior to being appointed chief executive officer, Mr. Abraham previously served as our global co-head of investment banking and capital markets since 2010. He was head of capital markets from 2005 to 2010, and managing director and head of our technology investment banking group from 1999 to 2005. Mr. Abraham began his career at Piper Sandler in 1991 as an investment banking analyst.

Qualifications: Mr. Abraham has more than 25 years of experience in the investment banking and capital markets industry with Piper Sandler, including as our global co-head of investment banking and capital markets from 2010 to 2017. The Board believes he has the knowledge of our company and its business that is necessary to help formulate and execute our business plans and growth strategies.

Chairman: Mr. Abraham has served as chairman of the Board since May 2019.

Jonathan J. Doyle

Jonathan J. Doyle Age 55 Director since 2020
Principal Occupation: Mr. Doyle has been a vice chairman, senior managing principal, and head of our financial services group since January 2020. Mr. Doyle joined our company at the time of our acquisition of Sandler, where he had served as a senior managing principal since January 2012, and partner since January 1995. Mr. Doyle began his career at Marine Midland Bank.

Qualifications: Mr. Doyle has more than 25 years of experience in the investment banking and capital markets industry, including as senior managing principal of Sandler for over eight years, where his responsibilities included management of the firm's business operations and long-term growth strategy. The Board believes that Mr. Doyle's extensive industry experience and his knowledge of financial services investment banking provides important perspective and insight to the Board.

Proposal One: Election of Directors

William R. Fitzgerald

William R. Fitzgerald Age 62 Director since 2014 Piper Sandler Board Committees: • Compensation • Governance
Principal Occupation: Mr. Fitzgerald was chairman of Ascent Capital Group, Inc. from August 2000 through August 2019, and was its chief executive officer from August 2000 through September 2018. Ascent Capital Group (formerly known as Ascent Media Group) was a publicly traded holding company which was ultimately merged with its wholly owned operating subsidiary, Monitronics International, Inc., which offers home and business security alarm monitoring services. In addition, Mr. Fitzgerald previously served as senior vice president of Liberty Media Corporation from July 2000 to December 2012. Mr. Fitzgerald served as executive vice president and chief operating officer for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1998 to 2000, and as executive vice president, corporate development of TCI Communications, Inc., a wholly-owned subsidiary of Tele-Communications, from 1996 to 1998. Mr. Fitzgerald was previously an investment banking partner with Daniels and Associates (now RBC Capital Markets), and he began his career as a commercial banker at The First National Bank of Chicago.

Qualifications: Mr. Fitzgerald brings to the Board significant management experience from his more than 30 years in the media and telecommunications industries, including as CEO of a publicly traded company. In addition, Mr. Fitzgerald's experience as a partner at a middle-market investment bank provides valuable experience to our management and to the Board.

Other Previous Directorships Held within the Last 5 Years::

•

Ascent Capital Group, Inc. (2000 to 2019)

Victoria M. Holt

Victoria M. Holt Age 62 Director since 2019 Piper Sandler Board Committees: • Governance
Principal Occupation: Ms. Holt has served as president, chief executive officer and director of Proto Labs, Inc., a publicly-traded custom prototype and low-volume production manufacturing company, since February 2014. From 2010 through 2013, Ms. Holt was president and chief executive officer of Spartech Corporation, a producer of plastic sheet, compounds, and packaging products, until its sale to PolyOne in 2013. From 2005 to 2010, Ms. Holt was senior vice president of PPG Industries' glass and fiberglass division.

Qualifications: Ms. Holt's extensive management experience as a chief executive officer of a growth-oriented, publicly-traded company provides valuable perspective to the Board and management. In addition, Ms. Holt's experience in the industrials sector is valuable to the company as it is a focus area for our investment banking business.

Other Current Directorships:

•

Proto Labs,  Inc.

•

Waste Management, Inc.

Proposal One: Election of Directors

Addison L. Piper

Addison L. Piper Age 73 Director since 2003
Principal Occupation: Mr. Piper worked for Piper Sandler from 1969 through 2006, serving as chief executive officer from 1983 to 2000 and as chairman from 1988 to 2003. He also served as vice chairman of Piper Sandler following the completion of our spin-off from U.S. Bancorp, and retired from that role effective at the end of 2006. From 1998 through August 2006, Mr. Piper had responsibility for our venture and private capital fund activities. During his earlier career with Piper Sandler, he served as assistant equity syndicate manager, director of securities trading, and director of sales and marketing.

Qualifications: Mr. Piper has been a part of our company since 1969, serving in many roles, including chief executive officer. His experience with the company provides deep institutional knowledge as well as a comprehensive understanding of the financial services industry.

Debbra L. Schoneman

Debbra L. Schoneman Age 51 Director since 2018
Principal Occupation: Ms. Schoneman has been our president since 2018. Prior to being appointed president, Ms. Schoneman previously served as our chief financial officer from 2008 to December 2017, and as our global head of equities from June 2017 to December 2017. Ms. Schoneman began her career at Piper Sandler in 1990 in the accounting department, and before becoming chief financial officer, she held a number of senior management positions including finance director of both equity and fixed income capital markets and treasurer.

Qualifications: Ms. Schoneman has more than 25 years of experience in the investment banking and capital markets industry with Piper Sandler, including as our chief financial officer from 2008 to 2018, a period of significant growth for our company. The Board believes that Ms. Schoneman's industry and financial experience and knowledge of our company and its business provides important perspective and insight to the Board.

Proposal One: Election of Directors

Thomas S. Schreier

Thomas S. Schreier Age 57 Director since 2018 Piper Sandler Board Committees: • Audit • Compensation
Principal Occupation: Mr. Schreier was the vice chairman of Nuveen Investments, Inc., and chairman of its largest investment adviser, Nuveen Asset Management, from 2011 to 2014, and, following Nuveen's acquisition by TIAA, from 2014 to 2016. Prior to that, Mr. Schreier was the chief executive officer of FAF Advisors from 2001 to 2010, when it was acquired by Nuveen. Earlier in his career, Mr. Schreier was a senior managing director and head of equity research at Piper Sandler from 1999 to 2001.

Qualifications: Mr. Schreier has extensive leadership experience in the financial services sector, including as a senior leader of significant asset management companies. This leadership experience in human capital-based businesses such as ours, as well as his investment banking industry experience, provides significant value to the Board.

Sherry M. Smith

Sherry M. Smith Age 58 Director since 2016 Piper Sandler Board Committees: • Audit (Chair) • Compensation
Principal Occupation: Ms. Smith served as executive vice president and chief financial officer of SUPERVALU, INC., a grocery wholesaler and retailer, from 2010 to 2013. Prior to that, she held the role of senior vice president of finance from 2005 to 2010, and senior vice president of finance and treasurer from 2002 to 2005

Qualifications: As a result of her roles at SUPERVALU and the public company boards that she has served on, Ms. Smith has extensive public company financial, accounting, and risk management experience, which provides valuable insight and skills for a director of a publicly traded securities firm such as our company.

Other Current Directorships:

•

Deere & Company

•

Tuesday Morning Corporation

•

Realogy Holdings Corp.

Proposal One: Election of Directors

Philip E. Soran

Philip E. Soran Age 63 Director since 2013 Piper Sandler Board Committees: • Governance (Chair)
Principal Occupation: Mr. Soran served as president, chief executive officer and a director of Compellent Technologies, Inc., a Minnesota-based publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011. Following the acquisition, he served as the president of Dell Compellent from February 2011 to March 2012. From July 1995 to August 2001, Mr. Soran served as president, chief executive officer and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000.

Qualifications: Mr. Soran's experience founding and building technology companies provides strategic guidance to the Board and management, and his experience in the technology industry is valuable to the company as it is a focus area for our investment banking business. He also has extensive management experience as a chief executive officer of a publicly-traded company of a similar size to our company. Mr. Soran's perspective as a board member of another publicly traded company also provides valuable insight to the Board.

Lead Director: Mr. Soran has been our lead director since February 2018.

Other Current Directorships:

•

SPS Commerce, Inc.

Other Previous Directorships Held within the Last 5 Years:

•

Hutchinson Technology Incorporated (2011 to 2016)

Scott C. Taylor

Scott C. Taylor Age 55 Director since 2014 Piper Sandler Board Committees: • Audit • Compensation (Chair)
Principal Occupation: Mr. Taylor served as executive vice president, general counsel, and secretary for NortonLifeLock Inc. (formerly Symantec Corp.), a publicly traded computer security software provider, from August 2008 through January 2020. Mr. Taylor's prior experience includes positions as chief administrative officer, senior vice president and general counsel of Phoenix Technologies Ltd. Prior to that, he was vice president and general counsel of Narus, Inc. Mr. Taylor began his legal career as a corporate attorney at Pillsbury Madison and Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP).

Qualifications: Mr. Taylor brings to the Board significant public company legal and governance expertise developed through his experience as general counsel of two publicly traded companies. In addition, his significant executive experience at leading technology companies provides Mr. Taylor with strong knowledge of the technology industry, which is an area of focus for our investment banking business.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board conducts its business through meetings of the members of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, and, annually in November, each committee reviews its charter, performs a self-evaluation and establishes a plan for committee activity for the upcoming year. The committee charters are all available on the Investor Relations page of our website at www.pipersandler.com, under the heading "Corporate Governance," together with our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters.

Codes of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our executive officers, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Sandler must comply with both codes. Both codes are available on the Investor Relations page of our website at www.pipersandler.com, under the heading "Corporate Governance." We will post on our website at www.pipersandler.com any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.

Director Independence

Under applicable rules of the New York Stock Exchange, a majority of the members of our Board must be independent, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Piper Sandler. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on the Investor Relations page of our website at www.piperSandler.com, under the heading "Corporate Governance."

The Board has affirmatively determined, in accordance with our Director Independence Standards, that none of our non-employee directors has a material relationship with Piper Sandler and that each of them is independent. When determining the independence of our independent directors, the Board considered the following types of transactions or arrangements: (i) with respect to Ms. Holt, the Board considered an immaterial business relationship arising from a brokerage account maintained with Piper Sandler by Ms. Holt's primary business affiliation; (ii) with respect to each of Mr. Piper and Ms. Smith, the Board considered an immaterial relationship arising solely because an immediate family member is an employee of another company that provides services to the company; (iii) with respect to each of Messrs. Piper, Schreier, and Taylor and Ms. Smith, the Board considered immaterial relationships between Piper Sandler and charitable foundations or other non-profit organizations with which each of

Board of Directors and Corporate Governance

those directors is associated; and (iv) with respect to Mr. Soran, the Board considered his investment in one of Piper Sandler's investment funds on substantially the same terms as similarly situated investors. All of these relationships are deemed immaterial under our Director Independence Standards.

None of Messrs. Abraham or Doyle or Ms. Schoneman can be considered an independent director under New York Stock Exchange corporate governance rules because they are current employees of Piper Sandler.

Board Leadership Structure and Lead Director

The Board has no policy with respect to the separation of the offices of chairman and chief executive officer, and it believes the determination of whether to combine the roles of chairman and chief executive officer is a part of the succession planning process, which the Board oversees. Following Mr. Abraham's transition to the role as our chief executive officer, the Board elected Mr. Abraham as our chairman in May 2019. The Board believes that the combination of the roles under Mr. Abraham provides unified leadership for the Board and the company, with one cohesive vision for our organization. As chairman and chief executive officer, Mr. Abraham helps shape the strategy ultimately set by the entire Board and leverages his operational experience to help balance growth and risk management. We believe that the oversight provided by the Board's independent directors, the work of the Board's committees described below, and the coordination between the chief executive officer and the independent directors facilitated by the lead director provides effective oversight of our company's strategic plans and operations.

The Board has a lead director, a position which has been held by Mr. Soran since February 2018. Our lead director has the following duties and responsibilities, as further described in our Corporate Governance Principles:

  •
  presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

  •
  serves formally as a liaison between the chief executive officer and the independent directors;

  •
  sets Board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

  •
  monitors information sent to the Board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

  •
  has authority to call meetings of the independent directors; and

  •
  if requested by major shareholders, makes himself available for consultation and direct communication.

Board of Directors and Corporate Governance

Majority Voting Standard and Director Resignation Policy

Our amended and restated bylaws (the "bylaws") provide for a majority voting standard in uncontested director elections. Each nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director's election. For these purposes, a majority of votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. "Abstentions" and "broker non-votes" will not be counted as votes cast either "for" or "against" a director's election. Contested director elections will continue to be decided by a plurality vote. Our bylaws require any director nominee failing to receive a majority of the votes cast in an uncontested director election promptly tender his or her resignation to the Board. Within 90 days of certification of the election results, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken, and the Board will publicly disclose its decision regarding the tendered resignation and the rationale behind such decision. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. For additional information regarding the majority voting standard, see Article II, Section 2.3 of our bylaws.

Board Involvement in Risk Oversight

The company's management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company's risk exposures on a day-to-day basis. The Board's responsibility is to monitor the company's risk management processes by informing itself concerning the company's material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible for defining or managing the company's various risks. The Board has allocated responsibility for oversight of specific risks between itself and its committees as provided below. Management regularly reports to each committee and the Board concerning the specific risks it oversees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

  •
  Board of Directors—The entire Board is responsible for oversight of our major risk exposures related to our leadership, corporate strategy, and culture and ethics.

  •
  Audit Committee—The Audit Committee is responsible for oversight of our risk assessment and risk management framework, and in that role oversees management's processes for identifying and evaluating our major risks, and the policies, procedures, and practices employed by management to govern the risk assessment and risk management framework. The Audit Committee is also responsible for oversight of the major risk exposures in the areas of market risk, credit risk, liquidity risk, legal and regulatory risks, operational risk (including cybersecurity), human capital risk relating to misconduct and fraud, and legal and compliance matters.

  •
  Compensation Committee—The Compensation Committee is responsible for oversight of our major risk exposures relating to compensation, organizational structure, and succession.

Board of Directors and Corporate Governance
  •
  Nominating and Governance Committee—The Nominating and Governance Committee is responsible for overseeing the Board's committee structures and functions as they relate to risk oversight.

Meetings of the Non-Employee and Outside Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Messrs. Abraham and Doyle, Ms. Schoneman, and other members of management do not participate. Our independent directors meet regularly in executive session without Messrs. Abraham and Doyle and Ms. Schoneman, the only non-independent directors under New York Stock Exchange rules. Mr. Soran, our lead director, serves as the presiding director at executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of such committee.

Committees of the Board

We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below shows the current membership of these committees:

Messrs. Abraham, Doyle, and Piper and Ms. Schoneman do not currently serve on any of the committees of the Board.

Board of Directors and Corporate Governance

  Audit Committee

The Audit Committee's purpose is to oversee the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements.

The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In connection with the Audit Committee's determination of whether to retain the independent auditor or engage another firm as our independent auditor, the Audit Committee annually reviews the independent auditor's performance and independence, taking into consideration the following:

  •
  the quality of the Audit Committee's ongoing discussions with the independent auditor;

  •
  management's perceptions of the independent auditor's expertise and past performance;

  •
  the appropriateness of fees charged; and

  •
  the independent auditor's independence qualification, including the independent auditor's provision of any permissible non-audit services and the related fees received for such services, as further described below in the section titled "Audit Committee Report and Payment of Fees to our Independent Auditor—Auditor Fees".

In addition, as discussed above, the Audit Committee is responsible for oversight of our risk assessment and management framework, and in that role oversees management's processes for identifying and evaluating our major risks, and the policies, procedures, and practices employed by management to govern the risk assessment and risk management framework. The Audit Committee is also responsible for oversight of the major risk exposures in the areas of market risk, credit risk, liquidity risk, legal and regulatory risks, operational risk (including cybersecurity), human capital risks related to misconduct and fraud, and legal and compliance matters.

The Audit Committee also meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in our annual proxy statement.

The responsibilities of the Audit Committee are more fully described in the Audit Committee's charter. The Audit Committee met twelve times during 2019. The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission (the "SEC")), that all members are financially literate and have the accounting or related financial expertise required by the New York Stock Exchange rules, and that each of Ms. Smith, Mr. Schreier, and Mr. Taylor qualify as an "audit committee financial expert" as defined by regulations of the SEC.

  Compensation Committee

The Compensation Committee discharges the Board's responsibilities relating to compensation of the executive officers and ensures that our compensation and employee benefit programs are aligned with our compensation and benefits philosophy. These responsibilities also include reviewing and

Board of Directors and Corporate Governance

discussing with management whether the company's compensation arrangements are consistent with effective controls and sound risk management, and overseeing our major risk exposures relating to compensation, organizational structure, and succession. The Compensation Committee has full discretion to determine the amount of compensation to be paid to the executive officers. The Compensation Committee also has sole authority to evaluate the chief executive officer's performance and determine the compensation of the chief executive officer based on this evaluation. The Compensation Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to our non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of these plans.

The Compensation Committee has delegated authority to our chief executive officer under our Incentive Plan to allocate awards to employees (other than our executive officers) in connection with our annual restricted stock grants made in the first quarter of each year (as part of the payment of incentive compensation for the preceding year). Under this delegated authority, the Compensation Committee approves the aggregate amount of equity to be awarded to all employees other than executive officers, and the chief executive officer approves the award recipients and specific amount of equity to be granted to each recipient. All other terms of the awards are determined by the Compensation Committee. The Compensation Committee also has delegated authority to the chief executive officer to grant restricted stock awards to employees other than executive officers in connection with recruiting and retention. This delegation permits the chief executive officer to determine the recipient of the award as well the amount of the award, subject to an annual share limitation set by the Compensation Committee each year. All awards granted pursuant to this delegated authority must be made in accordance with our equity grant timing policy described below in "Compensation Discussion and Analysis—Compensation Policies—Equity Grant Timing Policy," or in accordance with a specific exception approved by the Compensation Committee. The terms of the awards are determined by the Compensation Committee.

The work of the Compensation Committee is supported by our human capital department, primarily through our chief human capital officer, our finance department, primarily through our chief financial officer, and by our legal department, primarily through our general counsel and assistant general counsel, who prepare and present information and recommendations for review and consideration by the Compensation Committee. These personnel work closely with the Compensation Committee chair and, as appropriate, our chief executive officer. For more information, refer to the section below titled "Compensation Discussion and Analysis—How Compensation Decisions are Made—Involvement of Executive Officers."

The Compensation Committee has sole authority to engage, retain, and terminate independent compensation consultants, and has retained FW Cook to provide strategic planning, market context, and general advice to the Compensation Committee with respect to executive compensation, as described below under "Compensation Discussion and Analysis—How Compensation Decisions are Made—Compensation Consultant."

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee's charter. For more information regarding the Committee's process in setting compensation, please see "Compensation Discussion and Analysis—How Compensation Decisions are Made" below. The Compensation Committee met nine times during 2019. The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

Board of Directors and Corporate Governance

  Nominating and Governance Committee

The Nominating and Governance Committee (the "Governance Committee") identifies and recommends individuals qualified to become members of the Board and recommends to the Board sound corporate governance principles and practices for Piper Sandler. In particular, the Governance Committee assesses the independence of our Board members, identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board's committee structure, reviews and assesses the adequacy of our Corporate Governance Principles, and oversees the annual evaluation process for the chief executive officer, the Board, and Board committees. With respect to risk oversight, the Governance Committee is responsible for overseeing the Board's committee structures and functions as they relate to risk oversight. The Governance Committee also oversees administration of our related person transaction policy and reviews the transactions submitted to it pursuant to such policy. The responsibilities of the Governance Committee are more fully described in the Governance Committee's charter. The Governance Committee met five times during 2019. The Board has determined that all members of the Governance Committee are independent (as that term is defined in applicable New York Stock Exchange rules). B. Kristine Johnson, a former non-employee director, served as an independent member of the Governance Committee during 2019 until her voluntary resignation from the Board on December 31, 2019.

    Annual Board Evaluation Process

The Nominating and Governance Committee oversees the Board's annual evaluation process. In connection with this process, every year the Governance Committee chair interviews each director and members of management concerning the effectiveness of the Board and its committees, including in the areas of strategic prioritization, risk oversight, director engagement, and management accountability. The Governance Committee chair then reviews and discusses information from these interviews with the Board and its committees. Each of our committee chairs includes any feedback received concerning the committee in its annual self-evaluation, which is discussed by each committee at its final meeting of the year. The results of each committee's self-evaluation are reported to the full Board at its final meeting of the year.

Meeting Attendance

Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board held ten meetings during 2019. Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served during 2019, with the directors collectively attending 98% of the aggregate number of the meetings held by the Board and the committees on which they served during the year. All of our current directors who were serving at the time of our 2019 annual meeting of shareholders attended such meeting.

Board of Directors and Corporate Governance

Procedures for Contacting the Board of Directors

The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.

Procedures for Selecting and Nominating Director Candidates

The Nominating and Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies on the Board that arise between shareholder meetings must timely provide the Nominating and Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Sandler Companies, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402.

Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the SEC. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year's annual meeting of shareholders. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). For additional information with respect to the deadline for nominations of director candidates at our 2021 annual meeting of shareholders, see "Shareholder Proposals for the 2021 Annual Meeting" in this proxy statement.

As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate

Board of Directors and Corporate Governance

endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Governance Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise, experience as a director of a public company, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. Based on these factors and the qualifications and background of each director, the Board believes that its current composition is diverse. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Governance Committee will reassess the qualifications of a director, including the director's attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for re-election.

Compensation Program for Non-Employee Directors

During 2019, non-employee directors participated in our non-employee director compensation program. Our non-employee director compensation program provides for the annual payments described in the table below.

Annual Compensation for Non-Employee Directors for 2019

Board Service	• $70,000 cash retainer • $90,000 grant of shares of our common stock

Service on a Committee	• Audit—$10,000 cash retainer • Compensation—$5,000 cash retainer • Governance—$5,000 cash retainer

Service as a Committee Chair	• Audit—$25,000 cash retainer • Compensation—$15,000 cash retainer • Governance—$15,000 cash retainer

Additional Retainer	• Lead Director—$30,000 cash retainer

Observer Fees	• $1,000 cash per committee meeting attended on which director does not serve

In 2019, all of our non-employee directors participated in the non-employee director compensation program. A director that receives fees for service as a chairperson of a committee does not receive fees for membership on that committee. Non-employee directors who join the Board after the first month of a calendar year are paid a pro rata annual retainer based on the period they serve as a director during the year. The annual grant of $90,000 of shares of our common stock is made on the day of our annual meeting of shareholders to all directors whose service continues after that date. In addition, at the time of a director's initial election to the Board, he or she is granted $60,000 of shares of our common stock. All equity awards granted to our non-employee directors are granted under the Incentive Plan.

Our non-employee directors may participate in the Piper Sandler Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company. The plan permits our non-employee directors to defer all or a portion of the cash payable to them and shares of common stock granted to them for service as a director of Piper Sandler for any calendar year. All cash amounts and share grants deferred by a participating director are credited to a

Board of Directors and Corporate Governance

recordkeeping account and deemed invested in phantom shares of our common stock as of the date the deferred fees otherwise would have been paid or the shares otherwise would have been issued to the director. Any dividends that we pay on shares of our common stock are also credited as additional phantom shares to the directors' recordkeeping accounts based on the closing price of shares of our common stock on the New York Stock Exchange on the date the dividend is paid. No shares of common stock are reserved, repurchased or issued until the director's service ceases. Following the last day of the year in which the director's service ceases, the director will receive a share of our common stock for each phantom share in their recordkeeping account.

Non-employee directors may participate in our charitable gift matching program, pursuant to which we will match a director's gifts to eligible organizations dollar for dollar from a minimum of $50 up to an aggregate maximum of $1,500 per year. Employees or consultants of Piper Sandler who also serve as directors receive compensation for their service as employees or consultants, but they do not receive any additional compensation for their service as directors.

Non-Employee Director Compensation for 2019

The following table contains compensation information for our non-employee directors for the year ended December 31, 2019.

	Fees Earned or Paid in Cash
Director	Annual Retainer ($)		Additional Retainer and Meeting Fees ($)		Stock Awards(1)(2) ($)		All Other Compensation(3) ($)	Total ($)
William R. Fitzgerald	70,000		10,000		90,036		1,500	171,536
Victoria M. Holt	20,521	(4)(5)	672	(4)(5)	86,403	(4)(6)	1,500	109,096
B. Kristine Johnson(7)	70,000		5,000		90,036		1,500	166,536
Addison L. Piper	70,000		15,000		90,036		1,500	176,536
Thomas S. Schreier	70,000		17,192	(8)	90,036		1,500	178,728
Sherry M. Smith	70,000		30,000		90,036		1,500	191,536
Philip E. Soran	70,000	(4)	46,000	(4)	90,036	(4)	1,500	207,536
Scott C. Taylor	70,000	(4)	21,247	(4)(9)	90,036	(4)	—	181,283

(1)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(2)
Our non-employee directors hold no outstanding stock option awards.

(3)
Consists of charitable matching contributions made by Piper Sandler in the amount of $1,500.

(4)
These amounts were deferred pursuant to the Piper Sandler Companies Deferred Compensation Plan for Non-Employee Directors.

(5)
Reflects a pro rata portion of the annual cash retainer paid to Ms. Holt for her Board service beginning September 16, 2019, and a pro rata portion of the additional cash retainer paid for service as a member of the Governance Committee beginning November 13, 2019.

(6)
Reflects the initial equity grant of $60,000 of shares of our common stock on the date of Ms. Holt's election to the Board on September 16, 2019, in addition to the pro rata portion of the 2019 annual equity grant also made to Ms. Holt on such date.

(7)
Ms. Johnson voluntarily resigned from the Board effective as of December 31, 2019.

(8)
Reflects the pro rata portion of the additional cash retainer paid to Mr. Schreier for his service as a member of the Audit and Compensation Committees beginning February 14, 2019.

(9)
Reflects the pro rata portion of the additional cash retainer paid to Mr. Taylor for his service as chair of the Compensation Committee beginning May 17, 2019.

Compensation Discussion and Analysis

Overview of 2019 Financial Performance

In 2019, our firm achieved record adjusted net revenues, adjusted net income, and adjusted earnings per share.(1) These results reflect strong, broad-based contributions from all of our businesses combined with strong operating discipline. Our adjusted net revenues of $823.8 million were 12% higher than those of 2018, and our adjusted net income of $106.2 million was 21% higher. The strong foundation that we have laid in recent years through a strategy focused on growing our market leadership in our middle-market investment banking and public finance businesses, which are our more capital-light, variable cost businesses, coupled with strong execution by our talented professionals, shows the potential for leverage that our platform offers as we continue to focus on growing our advisory, capital markets, and public finance businesses. We believe that our achievement in 2019 of an adjusted ROE of 15.7%, which was the highest in our company's history, is further evidence of that.

During 2019, our advisory services business benefitted from contributions from our healthcare, consumer, and industrials teams, and the business's revenues were up 12% from 2018, representing the second-best year on record for the business. Combined with equity financing, which had a solid year, our investment banking revenues were a record $545.3 million, representing the third consecutive year that our investment banking revenues exceeded $500 million.

In addition to the strong performances by our advisory services and equity financing businesses, both our public finance and fixed income institutional brokerage businesses benefitted from more accommodative market conditions in 2019. Our public finance business continued to pursue opportunities to expand across geographies with our hiring of additional producers, and our fixed income institutional brokerage business benefitted during the year from our execution on strategic decisions that we made to reduce its headcount and cost base.

On top of the strong financial performance that we achieved across our various businesses in 2019, we announced the acquisition of Sandler, a leading middle-market investment bank focused on the financial services sector. Sandler represents best-in-class for the quality of their professionals, the depth of their relationships, their industry-leading advice, and their client-centric culture. We believe that our acquisition of Sandler will accelerate our push to grow revenue from our higher-margin advisory services business. With the addition of Sandler, our advisory practice now has market leadership in healthcare, financial services, consumer, and energy, and we expect to be positioned in the top 3 of all U.S. investment banks in terms of deal flow. During the year, we also joined with Weeden & Co. L.P. ("Weeden & Co."), whose professionals and systems have delivered best-in-class equities execution services to our institutional brokerage platform.

(1)
Adjusted net revenues, adjusted net income, adjusted earnings per diluted common share, and adjusted return on average common shareholders' equity (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in Appendix B to this proxy statement.

Executive Compensation: Compensation Discussion and Analysis

Our strong financial performance and execution on our long-term strategic growth plan through the acquisition of Sandler positively impacted the level of incentive compensation paid to our executive officers for 2019 performance, as more fully discussed below in this Compensation Discussion and Analysis.

Given the impact that we are currently witnessing from COVID-19, our executive officers, including Messrs. Abraham, Baker, Carter, Doyle, LaRue, and Ms. Schoneman, have reduced their annualized 2020 base salaries to $150,000, effective May 1. We recognize that people and communities are suffering from this illness and the disruption it has caused. The medium and long-term impact from these events on the global and U.S. economy is currently uncertain, but we expect that these conditions will cause a challenging operating environment for us in the short-term. Despite this backdrop, we believe that our long-term strategy is sound, and that our intense focus on our clients, our sector expertise, our broad product capabilities, and our operating discipline will best position us to navigate these challenges, just as they have throughout our 125-year history.

Highlights of 2019 Financial Performance

The following were the key aspects of our 2019 financial performance considered by our Compensation Committee (referred to as the "Committee" in this Compensation Discussion and Analysis) when determining executive officer compensation for 2019:

Adjusted Net Revenues ($M)*	Adjusted Earnings Per Share*

Adjusted ROE*	Total Shareholder Returns (TSR) (as of 12/31/2019)

    *
    From continuing operations only.

Executive Compensation: Compensation Discussion and Analysis
  •
  We generated record adjusted net revenues of $823.8 million. For the third year in a row, our advisory services business contributed more than 50% of these adjusted net revenues, demonstrating the sustainability of the growth of our higher-margin advisory services platform.

  •
  We achieved record adjusted net income of $106.2 million, adjusted earnings per share of $7.36, and an adjusted ROE of 15.7%, demonstrating the operating leverage in our business that we receive from the scale and strong performance of our advisory services and equity financing businesses.

  •
  Our advisory services business achieved $440.7 million in revenues in 2019 due to strong results from our healthcare, consumer, and industrial franchises, and our advisory services and equity financing businesses combined to generate over $500.0 million in adjusted net revenues for the third straight year.

At the end of 2019, our five-year TSR was at the 84th percentile among our peer group. We believe that our long-term strategy of focusing on investments and growth in our higher margin, capital-light, and variable cost businesses, operating discipline, and execution on opportunistic strategic acquisitions and investments will continue to drive strong returns for our shareholders.

Named Executive Officers

Throughout this proxy statement, we refer to our chief executive officer ("CEO"), chief financial officer ("CFO"), and each of our three other most highly compensated executive officers for 2019, collectively as the "named executive officers." In addition to our CEO and CFO, this group includes Debbra L. Schoneman, our president, and James P. Baker and R. Scott LaRue, our global co-heads of investment banking and capital markets. Mr. Doyle was not an employee of our Company during 2019 and, therefore, is not a named executive officer.

Executive Compensation: Compensation Discussion and Analysis

Executive Compensation Program

In 2019, consistent with previous years, our named executive officers' compensation consisted primarily of three elements: base salary, annual incentive compensation (including cash and restricted compensation), and long-term incentive awards in the form of long-term performance share units ("PSUs").

Base Salary
2019 base salaries remained consistent with previous years. Salaries provide a market-competitive set amount of cash compensation for each executive that is not variable. Our named executive officers have reduced their 2020 annualized base salaries to $150,000 effective May 1, 2020, in response to the ongoing situation related to COVID-19.
Annual Incentive Compensation
Our annual incentive program directly aligns our executive officers' annual incentive pay with our adjusted pre-tax operating income. Increasing our profitability is a key objective for us as we seek to maximize long-term value for our shareholders. Annual incentive compensation is paid in a mix of cash and restricted compensation in the form of shares of our common stock and shares of certain investment funds.
Long-Term PSU Awards
Our PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to certain long-term performance metrics. The PSU award will be earned only if over the 36-month performance period we achieve a certain (1) adjusted ROE or (2) relative TSR compared to a broad index of financial services companies. The amount of PSUs awarded to each executive officer is based on the amount of annual incentive compensation paid to the executive officer.

For compensation earned for individual performance in 2019 and paid or granted in February 2020, our named executive officers' total incentive compensation was paid or granted as follows:

 2019 Incentive Compensation Program (paid or granted in February 2020)

Executive Compensation: Compensation Discussion and Analysis

* The Committee has set a general target for our CEO to receive 40% of his annual incentives in cash, and 60% in performance or restricted compensation. However, our 2019 executive compensation program included a limit on annual cash incentives of three times our CEO's base salary, which caused the proportion of his annual incentive compensation paid in cash to be 33%, and the proportion of his annual incentive compensation paid in performance or restricted compensation to be 67% of annual incentives. That limit on cash incentive compensation was established in 2016. Given the growth in our company's size and adjusted net income since 2016, beginning in 2020, the Committee has determined to increase the cap on annual incentives paid in cash to five times of each of our CEO's, President's, and CFO's respective base salaries.

Our Compensation Practices Demonstrate Sound Governance

Our compensation practices demonstrate sound corporate governance. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders. Our executive compensation program currently includes:

	What we do:		What we do NOT do:
✓	Annual incentives directly tied to our adjusted pre-tax operating income, a measure of our profitability;	X	No stand-alone change-in-control agreements;
✓	Long-term PSU awards directly tied to (1) adjusted ROE, a key operating performance metric, and (2) returns generated for our shareholders as measured by relative TSR;	X	No repricing of underwater stock options;
✓	Stock ownership guidelines for executive officers and directors, supplemented with an anti-hedging policy;	X	No excessive perquisites; and
✓	"Double trigger" change-in-control provision for all equity awards; and	X	No hedging transactions or short sales of our common stock permitted for any employee, including executive officers.
✓	Clawback policy to recover incentive compensation in certain circumstances.

Executive Compensation: Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive and meet the following core objectives:

Core Compensation Principles and Objectives

Principle	Objectives	How We Achieved These Objectives

• Drive Profitability

Most of the total compensation paid to our named executive officers is based on our adjusted pre-tax operating income. In addition, up to half of the PSU award is earned only if our adjusted ROE meets certain levels.

Pay for Performance	• Drive Shareholder Returns

Our executive officers are granted a PSU award which vests if we achieve certain levels of (1) adjusted ROE, or (2) relative TSR over a three-year performance period from the date of grant. If we do not meet either metric's respective threshold level of performance at the end of the three year performance period, the portion of the PSU relating to that metric is forfeited.

• Demonstrate Leadership

Our named executive officers' performance is also measured against defined objectives in areas such as strategic initiatives, business performance, leadership effectiveness, and internal talent development, which impacts their annual incentive compensation amounts.

Sustain and Strengthen	• Attract Talent

Because our business is highly competitive and relies on the talents and efforts of our employees, our compensation program is designed to be competitive to allow us to attract the most talented people who are committed to the long-term success of our company.

the Franchise	• Retain Talent

Our success drives the compensation realized by our executive officers, both in the form of increased incentive compensation paid and in appreciation of the company's stock price, which makes up a significant portion of our executive officers' annual incentive compensation in the form of time-vested restricted stock.

Align Risk and Reward	• Foster Balanced Risk- Taking

We use a mix of compensation components—base salary, annual incentives and long-term incentives—to create an environment that encourages increased profitability for the company without undue risk-taking. We also have an incentive compensation recovery policy that allows the Committee to recover incentive compensation under certain circumstances.

Align Employees with Shareholders	• Encourage Equity Ownership

We use equity ownership to directly align the interests of our executive officers with those of our shareholders in creating long-term shareholder value. A significant portion of annual incentives is paid in restricted shares of our common stock, and each executive officer is subject to our stock ownership guidelines that requires them to hold a specified multiple of their base salary in shares of our company stock while they are an executive officer.

Executive Compensation: Compensation Discussion and Analysis

How Compensation Decisions are Made

The Committee is responsible for approving the compensation paid to our executive officers and ensuring it meets our compensation objectives. With respect to our CEO, the Committee has sole responsibility for evaluating performance and determining his compensation. In doing so, the chairperson of the Committee solicits evaluation input from each member of the Board and also leads a discussion of the full Board reporting on the results of the annual evaluation and reviewing the CEO's self-evaluation.

At the beginning of each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the current year if there are changes, and establishes incentive compensation targets for the upcoming year based on benchmarking data and the company's financial plan. Subject to limits on the compensation that may be paid under the annual incentive program, including a cap on the amount of cash incentives that may be paid to our each of our CEO, CFO and President which for 2019 was equal to three times their respective base salary for a given year, the Committee has full discretion to determine the amount of compensation to be paid to the executive officers. The limit on cash incentive compensation was established in 2016. Given the growth in our company's size and adjusted net income since 2016, beginning in 2020, the Committee has determined to increase the cap on annual incentives paid in cash to each of the CEO, CFO, and President to five times their respective base salaries for a given year.

  Involvement of Executive Officers

The work of the Committee is supported by our human capital department, our finance department, and our legal department. Our Chief Human Capital Officer, CFO, and General Counsel, with input from the CEO, prepare and present information and recommendations for review and consideration by the Committee, including:

  •
  The annual performance goals for each executive officer;

  •
  Financial information for the company and each business unit reviewed in connection with executive compensation decisions;

  •
  The firms considered in the compensation peer group and financial and compensation data for those firms (including TSR for those firms as compared to the company);

  •
  The performance evaluations and compensation recommendations for the executive officers;

  •
  Tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting total proposed compensation and potential compensation under various scenarios; and

  •
  The evaluation and compensation process to be followed by the Committee.

Executive Compensation: Compensation Discussion and Analysis

  Compensation Peer Group

The Committee and its independent compensation consultant, with input from management, annually identify a compensation peer group of firms with which we compete for executive talent. As a middle-market, full-service investment bank, there are a limited number of other companies that are directly comparable to Piper Sandler. Our peer group includes companies primarily consisting of investment banks with revenues and market capitalizations similar to ours. We expanded our peer group for 2019 by three companies to include Canaccord Genuity Group Inc., Jefferies Financial Group Inc., and FTI Consulting, Inc., while removing one company, JMP Group LLC, based on the comparability of these company's market capitalization and financial metrics, and the fact that they have either an investment banking or human capital-based business model. Our 2019 peer group, which we use to benchmark our 2019 compensation against generally, consisted of the following companies:

2019 Peer Group
Canaccord Genuity Group Inc.	Jefferies Financial Group Inc.
Cowen Group, Inc.	Lazard Ltd.
Evercore Partners Inc.	Moelis & Co.
FTI Consulting, Inc.	Oppenheimer Holdings Inc.
Greenhill & Co.	PJT Partners, Inc.
Houlihan Lokey, Inc.	Stifel Financial Corp.

We also may use data from external market surveys to the extent that such surveys are available and provide representative data, and we may review publicly available data for similar companies that are not direct competitors to address issues we may encounter obtaining compensation information for executives holding positions comparable to our executive officers. The peer group market data is an important factor considered by the Committee when setting compensation, but it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on individual performance, firm performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As such, the Committee uses peer group and market survey information to put the total compensation proposed to be paid to each named executive officer in context of pay ranges for like positions at similar companies and to confirm that any variances from market norms are justified in light of the specific circumstances of our named executive officers.

The Committee and management use the peer group above for benchmarking compensation levels and firm performance; however, the PSU awards use a broader group of financial services firms for purposes of measuring the relative TSR metric of the PSU awards.

  Compensation Consultant

The Committee engaged FW Cook as its independent compensation consultant for 2019. The Committee considers advice and recommendations received from FW Cook in making executive compensation decisions. FW Cook does not provide services to us other than the advice it provides to the Committee and FW Cook has advised the Committee that the fees and direct expenses received from us during 2019 were less than 1% of FW Cook's consulting income for the period. FW Cook also has advised us that neither it nor, to its knowledge, any member of its consulting team serving the Committee owns any shares or other securities of Piper Sandler. After considering the foregoing, as well

Executive Compensation: Compensation Discussion and Analysis

as FW Cook's conflict of interest policies and procedures and the lack of known business and personal relationships between FW Cook, its team members serving the Committee and the members of the Committee and our executive officers, the Committee concluded that FW Cook's work for the Committee does not raise any conflict of interest concerns.

  Say-on-Pay

At our 2019 annual meeting of shareholders, our say-on-pay proposal received "for" votes that represented approximately 97.6% of the aggregate number of shares that voted "for" and "against" the proposal, which was substantially similar to our 2018 results. We believe that this result reflects endorsement of the Committee's handling of executive compensation matters.

Clawback Policy

The Board has adopted a clawback policy that allows the Committee to recover incentive compensation from any current or former executive officer if that executive officer engages in intentional misconduct that caused or contributed to noncompliance with a financial reporting requirement under the federal securities laws which requires the company to file an accounting restatement with the SEC. If the Committee seeks to recover incentive compensation following an accounting restatement, the amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned based on the restated financial results as determined by the Committee. In addition, regardless of whether there is an accounting restatement, the Committee may recover incentive compensation from a current or former executive officer if that executive officer engages in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the company's financial results as filed with the SEC. The incentive compensation recoverable in this circumstance will be based on the Committee's determination of the harm caused by the executive officer's conduct and the incentive compensation awarded to the officer with a vesting or performance period during which the conduct took place.

Executive Compensation: Compensation Discussion and Analysis

  2019 Named Executive Officer Compensation Overview

The table below shows the base salary, annual incentive compensation, and fair value of the long-term incentive award PSU grants that were paid or awarded to each named executive officer in connection with the 2019 executive compensation program. Importantly, this Supplemental Compensation Table differs from the Summary Compensation Table appearing later in this proxy statement.

For example, the "Restricted Compensation Incentive" column in the table below shows the restricted shares of our common stock that were earned as part of the annual incentive compensation program for 2019 performance, but were granted in February 2020. In contrast, the Summary Compensation Table appearing later in this proxy statement shows for 2019 the restricted shares of our common stock that were granted in February 2019, meaning that they were earned as part of the annual incentive compensation program for 2018 performance.

Similarly, the Supplemental Compensation Table below shows in the "Long-Term PSU Award" column the PSUs granted to our executive officers in February 2020. In contrast, the Summary Compensation Table appearing later in this proxy statement shows for 2019 the PSUs granted in February 2019, meaning that they were earned as part of the compensation program for 2018 performance.

This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table and the related tables appearing later in this proxy statement.

Supplemental Compensation Table

			Incentive Compensation					Additional One-Time Promotional Option Grant(4)
									Total Including Option Grant
Name		Base Salary	Cash Incentive(1)	Restricted Compensation Incentive(2)	Long-Term PSU Award(3)	Incentive Total
Chad R. Abraham	2019	$550,000	$1,650,000	$1,675,000	$1,675,000	$5,000,000		—	$5,550,000
CEO	2018	$550,000	$1,420,000	$1,065,000	$1,065,000	$4,100,000		$1,200,010	$5,300,010
	2017	$425,000	$2,626,250	$1,074,375	$1,074,375	$5,200,000		—	$5,200,000
Debbra L. Schoneman	2019	$500,000	$1,225,000	$612,500	$612,500	$2,450,000		—	$2,950,000
President	2018	$500,000	$850,000	$425,000	$425,000	$2,200,000		$800,015	$3,000,015
	2017	$500,000	$1,150,000	$575,000	$575,000	$2,800,000		—	$2,800,000
Timothy L. Carter(5)	2019	$425,000	$637,500	$318,750	$318,750	$1,275,000		—	$1,700,000
CFO	2018	$425,000	$370,000	$185,000	$185,000	$1,165,000		—	$1,165,000
James P. Baker(5)	2019	$425,000	$1,306,250	$534,375	$534,375	$2,375,000	(6)	—	$2,800,000
Global Co-Head of Investment Banking and Capital Markets
R. Scott LaRue	2019	$425,000	$2,296,250	$939,375	$939,375	$4,175,000		—	$4,600,000
Global Co-Head of	2018	$425,000	$1,966,250	$804,376	$804,375	$3,575,001		—	$4,000,001
Investment Banking	2017	$425,000	$1,828,750	$748,125	$748,125	$3,750,000		—	$3,750,000
and Capital Markets

(1)
2019 amounts reflect the cash compensation portion of amounts paid under the 2019 annual incentive compensation program in February 2020.

(2)
2019 amounts reflect the grant date fair value of the time-vested restricted shares of our common stock and restricted investment fund shares granted in February 2020 as the restricted compensation portion of amounts paid under the 2019 annual incentive compensation program.

Executive Compensation: Compensation Discussion and Analysis
(3)
2019 amounts reflect the grant date fair value of the PSU awards made in February 2020 as the long-term performance-based portion of amounts paid under the 2019 annual incentive compensation program.

(4)
On February 15, 2018, the Committee granted one-time non-qualified stock option awards to Mr. Abraham and Ms. Schoneman related to their promotions to the roles of CEO and President, respectively, on January 1, 2018. The options were awarded with a strike price of $99.00 per share, which represented a 10% premium to the closing price of a share of our common stock on the grant date. The grant date fair value of the awards made to Mr. Abraham and Ms. Schoneman were $1,200,010 and $800,015, respectively.

(5)
Mr. Carter was not designated as one of our named executive officers during 2017. In addition, Mr. Baker was not designated as one of our named executive officers during 2017 or 2018. Accordingly, the table above includes the compensation of Messrs. Carter and Baker only for the applicable years in which they were one of our named executive officers.

(6)
In 2019, Mr. Baker received an additional special one-time payment $2,817,189 from a special incentive pool created in 2016 in connection with the company's acquisition of Simmons & Company International ("Simmons"), as further discussed below in the section titled "Compensation Discussion and Analysis—Other Compensation." This payment has not been included in the Supplemental Compensation Table above because it related to an agreement entered into in connection with our acquisition of Simmons and did not relate to the incentive compensation determined to be paid by the Compensation Committee to Mr. Baker for 2019 performance.

  2019 Incentive Compensation

Our executive officer incentive compensation program contains two components: (1) our annual incentive program, and (2) our long-term PSU award program. Our annual incentive program is intended to directly align annual incentive pay with a measure of our profitability. Our long-term PSU award program is intended to directly align long-term incentive pay with our (1) adjusted ROE and (2) relative TSR. Each year, annual incentives are determined based on individual and business line performance as measured by our adjusted pre-tax operating income. Long-term PSU awards are then granted to our executive officers with values that are tied to the amount of annual incentives that each executive officer earned during that year. The executive officer must then earn the PSU award through long-term performance.

Executive Compensation: Compensation Discussion and Analysis

2019 Incentive Compensation Overview

  •
  Our annual incentive program directly ties our executive officers' annual incentives to our adjusted pre-tax operating income. With respect to 2019 performance, each executive officer received annual incentives based on the adjusted pre-tax operating income of our company or their business line, as applicable, which the Committee had the discretion to further adjust based on individual and business line performance considerations. Annual incentives are delivered in a mix of cash and time-vested restricted compensation. Our named executive officers also were granted a long-term PSU award in an amount that is directly related to their annual incentives.

  •
  For 2019 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards increased by 16.8%, reflecting the increase in our adjusted pre-tax operating income from the record performance of our advisory services business, which achieved revenues of $440.7 million during 2019, and the strong performance of our equity financing business along with the improved performance of our institutional brokerage businesses as compared to 2018.

Adjusted Pre-Tax Operating Income	Named Executive Officers' Annual Incentive Awards* (cash, time-vested restricted compensation, and PSUs)

*
The year-over-year annual incentive comparisons includes Messrs. Abraham, Carter, and LaRue and Ms. Schoneman, and does not include Mr. Baker, who was not a named executive officer in 2018. The annual incentive amounts do not include the stock option grants made in February 2018 to Mr. Abraham and Ms. Schoneman, which were one-time grants related to their promotions to CEO and President, respectively.

Executive Compensation: Compensation Discussion and Analysis

    Relationship between Performance and Total Incentive Pay

The design of our incentive program is intended to directly align pay with performance. Total incentives paid to our executive officers includes compensation from our (1) annual incentive program and (2) long-term PSU award program.

Our annual incentive program measures performance in terms of our adjusted pre-tax operating income. Executive officers receive increased annual incentives when the company (in the case of the CEO, President, and CFO) or his or her business line (in the case of business line leaders) achieves increased annual profitability.

Our long-term PSU award program measures performance in terms of our (1) adjusted ROE, and (2) relative TSR. Prior to 2018, each executive officer was granted a PSU award in a fixed amount each year. Beginning with the February 2018 grant, we set the value of the PSU award that each executive officer receives each year based on the value of the annual incentives that he or she receives under our annual incentive program. Consequently, executive officers who receive more in annual incentives also receive a larger PSU award.

Due to the design of our incentive program, the total incentive compensation earned by our executive officers will vary depending on the profitability of the company or their respective business lines, and the Committee's evaluations of individual executive officer performance. In addition, the PSU awards must then be earned over their three-year performance period.

Executive Compensation: Compensation Discussion and Analysis

The Committee's Use of Discretion in Setting Annual Incentive Compensation

Although annual incentive compensation is based on company and business line profitability, the Committee exercises discretion that allows it to best align executive officer pay with performance during the year. The Committee believes that its ability to use discretion in setting annual incentive compensation is a critical feature of the company's annual incentive compensation program for the following reasons:

  •
  A formulaic annual incentive program based on predetermined metrics could fail to appropriately incentivize our executive officers from pursuing the strategic opportunities that unexpectedly arise in a human capital-based industry such as ours. For example, our executive officers may find opportunities during the year to hire personnel which may decrease short-term profitability but may be in the best long-term interests of their business. The Committee's use of discretion removes disincentives to taking advantage of such opportunities, while allowing it to hold management accountable for realizing specific results from those opportunities in subsequent years.

  •
  Our annual incentive compensation program is designed to align risk and reward, and the Committee's use of discretion helps to achieve that goal. For example, in recent years the Committee has taken into consideration certain legal settlement costs when determining to reduce executive officers' annual incentive compensation.

  •
  We operate in a cyclical industry. The Committee's use of discretion allows it to take into consideration other, less quantifiable factors that impacted company and business line performance, and provides the flexibility to adjust annual incentive compensation for individual performance versus broader cyclical or market-driven factors that may have impacted results.

Executive Compensation: Compensation Discussion and Analysis

    2019 Compensation Determinations and Relevant Factors

After the Committee reviewed our adjusted pre-tax operating income and followed the processes and considered the factors described above under "—How Compensation Decisions are Made," the following were the material factors that influenced the Committee's determination of 2019 total incentive compensation for each of the named executive officers:

Chad R. Abraham CEO

Chad R. Abraham	2019 Total Incentive Compensation: As CEO, Mr. Abraham is responsible for overseeing our firm-wide financial performance, business strategy, and execution, as well as for managing our business operations. Mr. Abraham's 2019 incentive compensation increased approximately 22.0% from 2018, which reflects the strength of the financial results that we achieved during 2019. During 2019, our continued strong performance in advisory services and equity financing, and improved execution and performance in our public finance and fixed income institutional brokerage businesses resulted in an increase in adjusted net revenues of 11.7% as well as an increase in adjusted earnings per share of 28.7% from 2018, reflecting the 25.7% increase in our pre-tax operating income in 2019, a key measure that the Committee uses to determine Mr. Abraham's annual incentive compensation. Lastly, Mr. Abraham was instrumental in putting together our acquisition of Sandler, which we believe will be the most transformational transaction in our history. In determining Mr. Abraham's 2019 total incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2019 Individual Performance Considerations:

•

Achieved record 2019 adjusted net revenues of $823.8 million.

•

Achieved record 2019 adjusted net income of $106.2 million and adjusted earnings per share of $7.36.

•

Led our transformational acquisition of Sandler.

•

Continued to drive our business strategy of increasing our share of revenues from our higher-margin, capital-light, and variable cost businesses, including advisory services which accounted for over 50% of our adjusted net revenues during the year.

2019 Incentive Compensation Overview for Chad R. Abraham

* The Committee has set a general target for our CEO to receive 40% of his annual incentives in cash, and 60% in performance or restricted compensation. However, our 2019 executive compensation program included a limit on annual cash incentives of three times Mr. Abraham's base salary, which caused the proportion of his annual incentive compensation paid in cash to be 33%, and the proportion of his annual incentive compensation paid in performance or restricted compensation to be 67%.

Executive Compensation: Compensation Discussion and Analysis

Debbra L. Schoneman President

Debbra L. Schoneman	2019 Total Incentive Compensation: As President, Ms. Schoneman shares responsibility with our CEO for overseeing our firm-wide financial performance, business strategy, and execution, as well directly leading our public finance and equities and fixed income institutional brokerage businesses. She was also responsible for leading our traditional asset management business prior to its divestiture in 2019. Ms. Schoneman's 2019 incentive compensation increased 11.3% as compared to 2018 as a result of significant improvements in performance by the company's fixed income institutional brokerage and public finance businesses. During 2019, revenues for our fixed income business were up 40% from 2018 as a result of increased client activity, and margins and returns were improved due to strong execution on strategic decisions overseen by Ms. Schoneman to reduce both headcount and the business's cost base. In addition, the company's public finance business increased its debt financing revenues 17% from 2018, and executed on various opportunities to expand its market share in various geographies in 2019. In addition to the financial performance of her business lines, Ms. Schoneman's 2019 incentive compensation was positively impacted by her role in managing the company's strategic acquisition and integration of Weeden & Co., which has significantly strengthened our firm's equities execution offerings for our clients, and for her role in leading the company's divestiture of its traditional asset management business, which will allow us to focus on growing in our areas of strength as a leading investment bank focused on the middle-market. In determining Ms. Schoneman's 2019 annual incentive compensation, the Committee took all of these factors into account.

2019 Individual Performance Considerations:

•

Led our acquisition and integration of Weeden & Co., which has significantly strengthened the firm's equities execution offerings and its go-to-market strategy.

•

Improved returns in our fixed income institutional brokerage business through strong execution on strategic decisions to reduce headcount and the business's cost base.

•

Led our firm's divestiture of its traditional asset management business, which will allow us to focus on growing in our areas of strength as a leading investment bank.

•

Led our continued geographic expansion of our public finance business.

2019 Incentive Compensation Overview for Debbra L. Schoneman

Executive Compensation: Compensation Discussion and Analysis

Timothy L. Carter CFO

Timothy L. Carter	2019 Total Incentive Compensation: As CFO, Mr. Carter is responsible for overseeing our overall financial plan and condition and our financial reporting. Mr. Carter's 2019 annual incentive compensation increased 9.4% as compared with 2018. Mr. Carter's 2019 incentive compensation was positively influenced by his leading role in our strong overall operating performance in 2019 and execution on our 2019 strategic and financial plan. As CFO, he also led our capital management and allocation initiatives during the year, including management of our dividend policy. Mr. Carter also managed our funding sources, in connection with which during 2019 he successfully raised $175 million through the sale of senior unsecured notes and established an unsecured $50 million revolving credit facility. In addition, Mr. Carter led our investor relations and financial risk management functions during 2019. The company also benefited from Mr. Carter's leadership and his team's performance in the strategic acquisitions of Sandler and Weeden & Co., and our disposition of our traditional asset management business, and the quality of our financial reporting throughout those significant transactions. Lastly, Mr. Carter provided strategic leadership in our continued execution on our initiatives of investing in higher-margin businesses, managing costs, and optimizing our capital allocation and deployment.

2019 Individual Performance Considerations:

•

Led our 2019 strategic and financial plan, including firm-wide expense management and improving productivity and performance across our businesses.

•

Managed our accounting and financial reporting functions, including through significant transactions involving our acquisitions of Sandler and Weeden & Co., and our divestiture of our traditional asset management business.

•

Led our capital management and allocation initiatives, including with respect to funding sources and our continuing policy to pay quarterly and annual special dividends and return capital to shareholders through our share repurchase program.

•

Led the management of our funding sources, in connection with which he successfully raised $175 million in 2019 through the sale of senior unsecured notes which will be used for general corporate purposes and to finance our acquisition of Sandler, and established an unsecured $50 million revolving credit facility which will be used for working capital and general corporate purposes.

2019 Incentive Compensation Overview for Timothy L. Carter

Executive Compensation: Compensation Discussion and Analysis

James P. Baker and R. Scott LaRue Global Co-Heads of Investment Banking and Capital Markets

James P. Baker R. Scott LaRue	2019 Total Incentive Compensation: Messrs. Baker and LaRue are responsible for managing, developing, and executing on our business strategy for our investment banking and capital markets businesses. Messrs. Baker's and LaRue's 2019 annual incentive compensation was driven by the record $545.3 million adjusted net revenues that our investment banking business achieved during the year, which included our second-highest ever advisory revenues of $440.7 million and strong equity financing revenues of $104.6 million. Our advisory services business exhibited broad-based contributions from our healthcare, consumer, and industrials teams, demonstrating the strength and sustainability of our franchise across these sectors. Messrs. Baker's and LaRue's 2019 incentive compensation was determined in recognition of these results, their leadership of our investment banking business, and their contributions to our acquisition of Sandler during the year. In determining Messrs. Baker's and LaRue's 2019 incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2019 Individual Performance Considerations:

•

Achieved our second-highest ever advisory services revenues of $440.7 million.

•

Achieved strong equity financing revenues of $104.6 million.

2019 Incentive Compensation Overview for James P. Baker

2019 Incentive Compensation Overview for R. Scott LaRue

Executive Compensation: Compensation Discussion and Analysis

    Annual Incentives Paid in Restricted Compensation

With respect to our annual performance, the Committee determines a total incentive compensation amount that is based on the profitability of the company (with respect to the CEO, President, and CFO) or applicable business line (with respect to business line leaders) and individual performance during the year. Of that total incentive compensation amount, between 40% and 55% is paid to each named executive officer in cash as an annual incentive; however, with respect to annual incentives paid to our CEO in February 2020 for 2019 performance, our CEO received 33% in cash due to the limit imposed by our executive compensation program in 2019 which capped annual cash incentives at three times our CEO's base salary. With respect to the remaining 45% to 60% of the total incentive amount, the Committee then splits this amount equally between (1) long-term PSU awards, and (2) time-vested restricted compensation paid in annual incentives.

As a result, under our executive compensation program, even when our named executive officers have very strong business performance in one year, between 45% to 60% of their total incentive compensation has performance-based and time-based vesting conditions. More specifically, each named executive officer receives between 22.5 and 30% of his or her total incentive compensation amount in the form of long-term PSU awards.

The time-vested restricted compensation is received 50% in restricted shares of our common stock, and 50% in restricted investment fund shares pursuant to our MFRS Plan (as defined below). This restricted compensation vests in three equal annual installments from the date of grant. By paying a portion of annual incentives in time-vested restricted stock, our executive officers are incentivized to achieve long-term returns for our shareholders, as the value of the restricted stock that vests is tied to the performance of our stock price over time. The number of shares of restricted stock granted to each officer was determined by dividing the total dollar value designated to be paid out to the executive officer in restricted stock by the closing price of shares of our common stock on the New York Stock Exchange on February 14, 2020.

For all grants of restricted shares of our common stock made prior to 2019, executive officers holding such shares receive dividends on those shares at the same rate and time as our other shareholders. Beginning with grants of restricted shares of our common stock made in February 2019, dividends will accrue on the unvested restricted shares and will only be paid out at the time that the underlying restricted shares vest.

    Mutual Fund Restricted Share Plan

The Mutual Fund Restricted Share Plan (the "MFRS Plan") provides that a portion of the restricted compensation granted for annual incentive compensation is paid in the form of restricted shares of selected investment funds. The MFRS Plan provides us another way of increasing retention of our executive officers by deferring a portion of their annual incentive compensation and requiring that they continue working for the company in order to receive it. In 2019, each named executive officer received 50% of their restricted compensation in investment fund shares. The mutual fund restricted shares have the same restrictions that would apply to restricted shares of our common stock and vest ratably over three years from the date of grant. We adopted the MFRS Plan to provide our executives an opportunity to diversify the restricted compensation they receive, and believe the MFRS Plan will help us attract and retain top talent.

Executive Compensation: Compensation Discussion and Analysis

  Long-Term PSU Awards

Beginning with annual incentive compensation awarded in February 2018 for 2017 performance, the amount of each executive officer's PSU award is related to annual company (with respect to the CEO, President, and CFO) or applicable business line (with respect to business line leaders) profitability and individual performance, requiring our executive officers to earn an increased portion of their total incentive compensation through the PSU awards based on adjusted ROE and relative TSR performance metrics.

The Committee granted each executive officer's 2019 PSU award on February 15, 2019 for 2018 performance and 2020 PSU award on February 14, 2020, for 2019 performance. The amount of each PSU award granted to each executive officer is determined in relation to their related annual incentives for the year (which were determined based on profitability and individual performance), resulting in each named executive officer receiving between 22.5% and 30% of his or her total incentive compensation in the form of a PSU award.

The grant date fair value of the February 2020 award is reflected in the Supplemental Compensation Table above for 2019 compensation. The grant date fair value of the February 2019 award is reflected in the Summary Compensation Table below for 2019 compensation earned as part of the executive compensation program for 2018 performance.

Executive Compensation: Compensation Discussion and Analysis

February 2019 and 2020 PSU Awards Overview

  •
  PSU awards vest only if certain (1) adjusted ROE, or (2) relative TSR metrics are met over a three-year period.

  •
  Our adjusted ROE targets for each annual PSU grant are determined by the Committee based on our recent and planned future operating performance to ensure that the award properly rewards performance.

Piper Sandler Relative TSR—February 2019 Granted for 2018 Performance	Piper Sandler Adjusted ROE—February 2019 Granted for 2018 Performance

Piper Sandler Relative TSR—February 2020 Granted for 2019 Performance	Piper Sandler Adjusted ROE—February 2020 Granted for 2019 Performance

Note: Each vesting metric provides for interpolation between points in the tables above on a straight-line basis (from threshold to target and from target to maximum).

With respect to the peer group used for relative TSR, our outstanding PSU grants made in February 2019 and earlier use the companies comprising the KBW Capital Markets Index as of the date of the grant. Beginning with the February 2020 grant, the peer group used for relative TSR is compromised of the list of companies within the Russell 3000 that have an investment banking GICS code as of the date of the grant. For the February 2020 PSU grant, this peer group was as follows: B. Riley Financial, Cowen Inc., Evercore Inc., The Goldman Sachs Group, Inc., Greenhill & Co., Houlihan Lokey, INTL FCStone Inc., Lazard Ltd., Moelis & Company, Morgan Stanley, Moelis & Company, Oppenheimer Holdings, Inc., PJT Partners Inc., Raymond James Financial, and Stifel Financial Corp. The Committee changed the peer group for the February 2020 grant as it believes the new peer group better represents the company's investment banking competitors.

The PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by requiring that the company achieve certain levels of (1) adjusted ROE or (2) relative

Executive Compensation: Compensation Discussion and Analysis

TSR in order to vest. Beginning with the February 2019 grant, the target level of the adjusted ROE metric is set by taking the average of the company's three-year historical adjusted ROE and a planned level of future adjusted ROE. The Committee believes that the PSU award program incentivizes our executive officers to achieve strong financial performance as measured by adjusted ROE and shareholder returns as compared with a broad list of financial services companies.

The 36-month performance period is designed to provide management an incentive to focus on our strategic direction, sustained performance, and long-term value creation. The Committee established the vesting performance metrics with the intent that our executive officers will only receive additional long-term incentive compensation above the target amounts of the PSU awards if, over the performance period, we significantly outperform the peer group used for the relative TSR metric and/or achieve an adjusted ROE that exceeds our recent historical and planned future adjusted ROE.

For purposes of the awards, TSR is calculated based on the average closing price of shares of our common stock on the New York Stock Exchange during the trailing 60 calendar days as of the beginning and the end of the performance period, and takes into account dividends paid during the performance period. Adjusted ROE under the PSU awards is a non-GAAP financial measure that is calculated based on our reported net income adjusted to eliminate certain expenses and losses that do not relate to our core business. See Appendix B for a reconciliation of adjusted ROE to the most directly comparable GAAP financial measure.

The PSUs do not provide the recipient any rights as a shareholder such as the right to vote or receive dividends on any shares subject to the PSUs. The PSUs have dividend equivalent rights, which will result in dividends accruing on earned shares that are paid out when and only if those shares ultimately vest.

  2019 Pay Mix

As illustrated below, the pay mix for all 2019 elements of compensation received by our CEO and by our other named executive officers, as disclosed in the Supplemental Compensation Table above (including the value of the PSU awards granted in February 2020) was significantly weighted toward performance-based compensation:

2019 OTHER NAMED
EXECUTIVE
2019 CEO	OFFICERS
PAY MIX	PAY MIX

Executive Compensation: Compensation Discussion and Analysis

We believe the mix of base salary relative to performance-based compensation in the form of annual incentives and PSU awards illustrated above appropriately balances our goal of aligning pay for performance without encouraging undue risk-taking that can arise from compensation excessively weighted toward performance-based elements. This mix is designed to provide an appropriate and competitive amount of incentives for strong annual performance, while leaving a sufficient level of compensation tied to our long-term performance to retain executives and encourage them to focus on long-term value creation. The balance of these interests is determined by the Committee at its discretion, considering factors including reference to pay practices at our peer group.

  Other Compensation

Our executives receive only limited perquisites. Executive officers receive limited additional compensation in the form of reimbursement of certain insurance premiums. The cost of these perquisites is included in the "All Other Compensation" column of the Summary Compensation Table in this proxy statement.

In February 2016, in connection with the closing of our acquisition of Simmons, we created a special incentive pool that was funded over the three-year period following closing by revenues from advisory and capital markets transactions involving companies in the energy sector (the "Simmons Incentive Pool"). Similar to an earn-out, the Simmons Incentive Pool was earned only if the average revenues over the performance period exceeded a pre-determined threshold, and it was created as a way to incentivize revenue production by the employees that joined our company following our acquisition of Simmons and employees that were later recruited or hired by our energy group. The allocations of the Simmons Incentive Pool were determined by representatives of Simmons, and were based on production and, where applicable, management of the energy group. In 2019, at the end of the performance period, the amount of the Simmons Incentive Pool was determined, and the Simmons representatives determined the final allocations of the Simmons Incentive Pool for all eligible participants. As a co-head energy investment banking and a significant producer within the energy group, Mr. Baker was allocated $2,817,189 from the Simmons Incentive Pool by the Simmons representatives. Mr. Baker received this special one-time payment in 2019. Mr. Baker will receive no further compensation related to the Simmons Incentive Pool or acquisition generally.

Our Transformational Acquisition of Sandler O'Neill & Partners

In July 2019, we announced the acquisition of Sandler, a leading middle-market investment bank focused on the financial services sector. Sandler represents best-in-class for the quality of their professionals, the depth of their relationships, their industry-leading advice, and their client-centric culture. That is why we renamed our collective company Piper Sandler Companies when the transaction closed in January 2020—to reflect the unique opportunity of our new company while acknowledging our deep respect for the Sandler legacy.

The transaction represents our largest acquisition since becoming a public company following our spin-off from U.S. Bancorp at the end of 2003, and a major milestone in our 125-year history. But it is not size alone that makes it transformational. The deal is a significant step forward in realizing our vision of what we are building—a leading financial advisory and capital markets firm that wins through deep

Executive Compensation: Compensation Discussion and Analysis

sector expertise, candid advice and a differentiated, highly productive culture—enabling growth and success for our clients, as well as rewarding careers for our employees.

  Employment Agreement with Mr. Doyle

Beginning in January 2020, Sandler's senior leadership transitioned to Piper Sandler and remains an integral and essential part of making the transformational acquisition a success. The business now forms our financial services group with over 300 employees, and is led by Mr. Doyle, a former senior managing principal of Sandler. Mr. Doyle became our vice chairman and head of the financial services group, and we appointed him to the Board following completion of the acquisition. We believe that his leadership will help ensure that the integration goes well and the go-forward business remains stable and productive. Further, Mr. Doyle remains a key producer within the financial services group, and will continue to advise clients.

In connection with the acquisition, we made the strategic decision to enter into an employment agreement with Mr. Doyle that provides for levels of minimum incentive compensation from 2020 through 2024 while providing us with extensive restrictive covenants, e.g., a five-year non-compete, designed to protect the value paid in the transaction. Although it is not our practice to enter into an employment agreement with an executive officer that provides for certain minimum or guaranteed levels of incentive compensation, we believe that doing so in this instance is appropriate in light of the transformational nature of our acquisition of Sandler as well as the following factors:

  •
  Through his own individual revenue production, Mr. Doyle is expected to contribute significantly to the financial benefits that we expect to achieve from our acquisition of Sandler;

  •
  In return for his employment agreement, Mr. Doyle has entered into a five-year agreement to neither compete in the investment banking industry nor solicit any clients of our combined company;

  •
  Mr. Doyle's annual incentive compensation will be included in the total fixed compensation ratio of the financial services group, which he will be expected to manage to a level that is consistent with our historical overall compensation ratio;

  •
  In light of his leadership role and his expected level of individual production, we believe that the level of compensation to be paid to Mr. Doyle through 2024 will be appropriate and consistent with our peers when compared to the impact that we expect our acquisition of Sandler to have on our financial results; and

  •
  After 2024, Mr. Doyle will be fully integrated into our executive compensation program and the Committee will have complete discretion in determining his annual incentive compensation.

Given these factors, we ultimately determined that the risks of Mr. Doyle's employment agreement were balanced, particularly in light of his significant revenue production history, the length of his non-compete, the Company's compensation ratio, and—most importantly—the strategic and transformational nature of the transaction given Sandler's market-leading business and our long-term strategy to grow and create shareholder value.

Executive Compensation: Compensation Discussion and Analysis

  Termination and Change-in-Control Arrangements

We do not have any separate change-in-control agreements (often referred to as "golden parachute" arrangements) that would pay a certain multiple of an executive's compensation (e.g., base salary) upon a change-in-control of the company. In certain instances, award agreements and plans may include provisions regarding the payment of compensation in the event of a termination of employment or a change-in-control of our company, as follows:

  •
  All awards granted under the Incentive Plan contain a "double trigger" provision that provides that awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the award recipient's employment is terminated involuntarily (other than for "cause") within 24 months of the change-in-control.

  •
  If a change-in-control occurs during the performance period for the PSUs, then each PSU will be converted into a share of restricted stock with time-based vesting, and, if the executive's employment with us or one of our affiliates is terminated after the change-in-control and prior to the end of the performance period by us or one of our affiliates without cause, by the executive for good reason, or in connection with the executive's death, disability or retirement, then all restrictions on such shares of restricted stock will lapse upon such termination.

  •
  Under the Incentive Plan, following a termination of employment (other than as a result of a change-in-control), our restricted stock awards granted as part of our annual incentive program will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards.

  •
  Executive officers who are terminated during the year (other than as a result of a change-in-control) will receive cash and equity compensation for that year under our annual incentive program in the discretion of the Committee.

Compensation Policies

  Executive Stock Ownership and Prohibition on Hedging

We have adopted stock ownership guidelines to ensure that our executives maintain a meaningful equity stake in the company, which aligns management's interests with those of our shareholders. The guidelines also help to drive long-term performance and strengthen retention. Our stock ownership guidelines generally require that our executive officers own a specific multiple of their annual base salary in shares of our common stock. The ownership multiple is eight times the base salary for our CEO, three times the base salary for each of our President, CFO, and business line heads, and one times the base salary for every other executive officer. Whether an executive officer meets the guidelines is determined at the beginning of each year by multiplying his or her share ownership (not including unvested stock awards) by the average daily closing price of our shares of common stock on the New York Stock Exchange for the prior year. If an executive officer is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them as executive officers

Executive Compensation: Compensation Discussion and Analysis

through the Incentive Plan, or acquired upon exercise of stock options, net of taxes and exercise costs. The guidelines apply upon becoming an executive officer and remain in effect while the individual serves as an executive officer.

All of our employees, including our executive officers, as well as our non-employee directors are prohibited from hedging, or entering into any short positions or derivative transactions substantially equivalent to short positions (including protective puts), with respect to any shares of our common stock, even shares they can freely sell.

  Equity Grant Timing Policy

In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our CEO to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards.

  Policy on Qualifying Compensation for Deductibility

In connection with the enactment of the Tax Cuts and Jobs Act of 2017 (the "Tax Reform Act") in December 2017, Section 162(m) of the Internal Revenue Code (the "Code") precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our "covered employees" (which as of 2018 includes our named executive officers). Prior to 2018, this deduction limitation did not apply to qualified "performance-based" compensation and a company's CFO was not considered to be a "covered officer." Consequently, compensation paid in 2018 and later years to our covered employees, including our named executive officers, in excess of $1 million is not deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

Although deductibility for compensation amounts paid in excess of $1 million for federal corporate tax purposes is no longer available, the Committee will continue to emphasize performance-based compensation that aligns with its pay-for-performance compensation philosophy. Therefore, the changes to Section 162(m) did not significantly impact the design of our executive compensation program as described in this Compensation Discussion and Analysis.

Executive Compensation

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the foregoing review and discussions, has recommended to the Board the inclusion of the Compensation Discussion and Analysis in the company's 2019 year-end disclosure documents.

Compensation Committee of the Board of Directors of Piper Sandler Companies
Scott C. Taylor, Chairperson
William R. Fitzgerald
Thomas S. Schreier
Sherry M. Smith

Summary Compensation Table

The following table contains compensation information for the fiscal years noted in the table for our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Chad R. Abraham	2019	550,000	1,578,174	—	2,487,500	26,727	4,642,401
CEO	2018	550,000	1,577,790	1,200,010	1,952,500	109,564	5,389,867
	2017	425,000	964,161	—	3,163,438	86,407	4,639,006
Debbra L. Schoneman	2019	500,000	629,871	—	1,531,250	18,078	2,679,199
President	2018	500,000	844,470	800,015	1,062,500	47,479	3,254,464
	2017	500,000	622,735	—	1,437,500	40,839	2,601,074
Timothy L. Carter	2019	425,000	274,239	—	796,875	9,797	1,505,911
CFO(4)	2018	425,000	129,780	—	462,500	11,912	1,029,192
James P. Baker Global Co-Head of Investment Banking and Capital Markets(4)	2019	425,000	255,044	—	1,573,438	2,885,380	5,138,862
R. Scott LaRue	2019	425,000	1,191,963	—	2,765,938	23,629	4,406,530
Global Co-Head of	2018	425,000	1,098,720	—	2,368,438	420,290	4,312,448
Investment Banking and Capital Markets	2017	425,000	874,188	—	2,202,813	97,435	3,599,436

(1)
The entries in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date value of the restricted stock, PSUs, and stock option awards computed in accordance with FASB ASC Topic 718. SEC rules do not permit inclusion in a given year of stock awards attributable to a particular year's performance, as is the case for salary and non-equity incentive plan amounts. For example, the restricted stock and PSU grants disclosed for 2019 were made in February 2019, and were related to 2018 performance. See Note 20 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for the assumptions used in the valuation of the awards granted during 2019 in accordance with FASB ASC Topic 718. The grant

Executive Compensation

  date fair value of the restricted stock, stock options, and PSUs granted during February 2019 if target performance and maximum performance is achieved are as follows:

	Restricted Stock Awards (granted in February 2019 for 2018 performance) ($)	PSUs (granted in February 2019 for 2018 performance)
Name		Target ($)	Maximum ($)
Chad R. Abraham	532,556	1,045,618	1,568,427
Debbra L. Schoneman	212,561	417,310	626,002
Timothy L. Carter	92,554	181,685	272,527
James P. Baker	255,044	—	—
R. Scott LaRue	402,207	789,756	1,184,672
(2)
The amounts in this column include for the applicable year (i) the cash compensation earned under our annual incentive program and (ii) the portion of the annual incentive compensation earned during the year and paid in restricted compensation in the form of restricted investment fund shares under our MFRS Plan (which was 50% of the restricted compensation for 2019 annual incentive compensation). The following amounts earned for 2019 performance were paid to the named executive officers in the form of restricted investment fund shares in February 2020: Mr. Abraham: $837,500; Ms. Schoneman: $306,250; Mr. Carter: $159,375; Mr. Baker: $267,188; and Mr. LaRue: $469,688. The mutual fund restricted shares vest in three equal annual installments from the date of grant.

(3)
All other compensation for 2019 consists of the following:

Form of All Other Compensation ($)	Chad R. Abraham	Debbra L. Schoneman	Timothy L. Carter	James P. Baker	R. Scott LaRue
401(k) matching contributions	7,974	7,974	7,974	7,974	7,974
Life and long-term disability insurance premiums	837	837	837	837	1,197
Employer Health Savings Account Contribution	—	500	—	—	500
Dividends from restricted shares of our common stock	17,916	8,767	986	59,380	13,598
Other	—	—	—	2,817,189	—

  The "Other" amounts identified in the table above reflect a special one-time payment of $2,817,189 to Mr. Baker under the Simmons Incentive Pool, as further discussed above in the section titled "Compensation Discussion and Analysis—Other Compensation."

(4)
Mr. Carter was not a named executive officer for 2017, and Mr. Baker was not a named executive officer for 2017 or 2018. Accordingly, the table above includes the compensation of both individuals only for the applicable years in which they were one of our named executive officers.

Executive Compensation

Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2019.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
				Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)					Exercise Price of Option Awards ($/share)
		Compensation Committee Approval Date
Name	Grant Date			Threshold	Target	Maximum
Chad R. Abraham	—	—	2,487,500	—	—	—	—	—	—	—
	2/15/2019	2/13/2019	—	7,027	14,054	21,081	—	—	—	1,045,618
	2/15/2019	2/13/2019	—	—	—	—	7,158	—	—	532,556
Debbra L. Schoneman	—	—	1,531,250	—	—	—	—	—	—	—
	2/15/2019	2/13/2019	—	2,805	5,609	8,414	—	—	—	417,310
	2/15/2019	2/13/2019	—	—	—	—	2,857	—	—	212,561
Timothy L. Carter	—	—	796,875	—	—	—	—	—	—	—
	2/15/2019	2/13/2019	—	1,221	2,442	3,663	—	—	—	181,685
	2/15/2019	2/13/2019	—	—	—	—	1,244	—	—	92,554
James P. Baker	—	—	1,573,438	—	—	—	—	—	—	—
	2/15/2019	2/13/2019	—	—	—	—	—	—	—	—
	2/15/2019	2/13/2019	—	—	—	—	3,428	—	—	255,044
R. Scott LaRue	—	—	2,765,938	—	—	—	—	—	—	—
	2/15/2019	2/13/2019	—	5,308	10,615	15,923	—	—	—	789,756
	2/15/2019	2/13/2019	—	—	—	—	5,406	—	—	402,207

(1)
The amounts in this column reflect the (i) the cash compensation earned under our annual incentive program for 2019 performance and (ii) the portion of the annual incentive compensation earned for 2019 performance and paid in restricted compensation in the form of restricted investment fund shares under our MFRS Plan (which was 50% of the restricted compensation for 2018 annual incentive compensation). These amounts correspond to the amounts disclosed under "Non-Equity Incentive Plan Compensation" for 2019 in the Summary Compensation Table above.

(2)
The amounts in this column reflect the number of PSUs granted to the named executive officers on February 15, 2019, which will be earned and vest based on our adjusted ROE and our TSR as measured on a relative basis compared to a broad index of financial services companies over a 36-month performance period. The number of PSUs granted to each named executive officer was determined by dividing a dollar value for the executive's award by the fair market value of a PSU, rounded up to the nearest whole PSU. The fair market value of each PSU granted on February 15, 2019, was $75.78. The 50% portion of the award that vests based on relative TSR was determined to have a fair market value of $38.58 per PSU, and was determined by using a Monte Carlo simulation, which assumed a risk-free interest rate of 2.50%and expected stock price volatility of 31.9%. The remaining 50% of the award that vests based on adjusted ROE was determined to have a fair market value of $37.20 per PSU, and was determined based on the $74.40 closing price of a share of our common stock on the New York Stock Exchange on February 15, 2019. The number of PSUs reflected in the table above represents the threshold, target, and maximum number of shares of common stock that may be issued pursuant to the PSU awards depending on the performance metrics that are achieved. If the performance metrics that are achieved for the adjusted ROE and/or the relative TSR measures exceed the target amounts, then the maximum number of shares of common stock that can be earned under the PSU awards are 150% of the target number of shares.

(3)
The February 2019 PSUs do not provide any voting rights, but do provide the recipient with dividend equivalent rights, which will be paid out in cash at the end of the performance period only on those shares that are ultimately earned and vested under the award. For a more complete description of the PSUs, see "Compensation Discussion and Analysis—Long-Term PSU Awards."

(4)
The amounts in this column reflect restricted company common stock awards granted to the named executive officers in February 2019 based on their 2018 performance. The shares of restricted stock were granted to these officers on February 15, 2019. All of the restricted stock was granted under the Incentive Plan and will vest in three equal installments on February 16th of each of 2020, 2021, and 2022, assuming the award recipient complies with the terms and conditions of the applicable award agreement. The restricted stock awards are subject to forfeiture prior to vesting following certain terminations of employment or in the event the award recipient is terminated for cause, misappropriates confidential company information, participates in or is employed by a talent competitor of Piper Sandler, or solicits employees, customers or clients of Piper Sandler, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote all shares of Piper Sandler restricted stock they hold. All shares of restricted Piper Sandler common stock granted prior to 2019 will receive dividends on the restricted stock at the same time and rate as paid to our other shareholders. The number of shares of restricted stock awarded to each named executive officer for 2018 performance was determined by dividing specified dollar amounts representing a percentage of the individual's total annual incentive compensation for 2018 by $74.40, the closing price of our common stock on the New York Stock Exchange on the February 15, 2019 grant date.

(5)
The grant date fair value is generally the amount the company would expense in its financial statements over the award's service period under FASB ASC Topic 718.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Chad R. Abraham	—	49,000	99.00	2/15/2028	14,296	1,142,823	27,955	2,234,723
Debbra L. Schoneman	—	32,667	99.00	2/15/2028	6,350	507,619	15,365	1,228,279
Timothy L. Carter	—	—	—	—	1,637	130,862	3,393	271,237
James P. Baker	—	—	—	—	7,466	596,833	—	—
R. Scott LaRue	—	—	—	—	10,967	876,702	21,045	1,682,338

(1)
The stock options vest in three equal installments on February 15 of each of 2021, 2022, and 2023.

(2)
The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement.

Vesting Date	Chad R. Abraham	Debbra L. Schoneman	Timothy L. Carter	James P. Baker	R. Scott LaRue
February 16, 2020	7,534	3,380	643	3,472	5,977
February 16, 2021	4,376	2,017	579	2,851	3,188
February 16, 2022	2,386	953	415	1,143	1,802
(3)
The values in these columns are based on the $79.94 closing sale price of a share of our common stock on the New York Stock Exchange on December 31, 2019.

(4)
The numbers in this column reflect the number of PSUs awarded in February of 2017, 2018, and 2019 that will vest on February 28 of 2020, 2021, and 2022, respectively, to the extent earned in accordance with the performance metrics over the three-year performance period. These performance metrics are adjusted ROE and relative total shareholder return. The number of PSUs shown represents the target number of shares of common stock that may be issued pursuant to such award depending on the performance metrics that are achieved.

Executive Compensation

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock options exercised and restricted stock and PSU awards vested during the year ended December 31, 2019.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Chad R. Abraham	—	—	22,534	1,716,273
Debbra L. Schoneman	—	—	20,226	1,564,426
Timothy L. Carter	—	—	431	32,067
James P. Baker	—	—	37,885	2,986,114
R. Scott LaRue	—	—	11,525	1,643,881

(1)
There were no stock options exercised by our named executive officers during 2019.

(2)
The value realized upon vesting of the stock awards is based on the $74.40 closing sale price of a share of our common stock on the New York Stock Exchange on February 16, 2019, the date on which restricted stock awards granted in previous years vested, or the day during which the New York Stock Exchange was open immediately preceding the date on which the award vested. In addition, 100% of the PSUs that were granted to our executive officers in May 2016 vested following the certification by our Committee that certain total shareholder return metrics were met, and each PSU that vested was settled in a share of our common stock. The value realized upon settlement of the PSUs is based on the $78.36 closing sale price of a share of our common stock on the New York Stock Exchange on May 17, 2019. Mr. Baker vested with respect to 35,556 shares on May 15, 2019, related to a special employment inducement award granted to him in 2016 in connection with our acquisition of Simmons & Company International. Mr. Baker was one of 31 employees at Simmons who received an inducement award at the time of the acquisition.

Nonqualified Deferred Compensation

In June 2013, we adopted the Piper Sandler Companies Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended to be an "unfunded" plan, and, subject to the terms and conditions set forth in the Deferred Compensation Plan, each eligible participant could elect to defer a maximum of 50% of their salary or 90% of the cash award they receive under the annual incentive program. Deferrals under the Deferred Compensation Plan are fully vested at all times, and are credited to a deferral account maintained for each participant. Each participant has the opportunity to select from notional investment options determined by the plan administrator, and the amounts credited to their deferral accounts are adjusted periodically to reflect earnings and losses calculated based on the market return of the notional investment options selected by the participant. The notional investment options available under the Deferred Compensation Plan are similar to those offered under the company's 401(k) plan, except that the self-directed brokerage feature is not available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant's retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of between two and ten years, however, payment will be made in a lump sum upon the termination of a participant's employment for any reason other than retirement.

Executive Compensation

In 2017, the Committee approved the discontinuance of future deferral elections by participants for performance periods after December 31, 2017.

The following table summarizes information with respect to the participation of the named executive officers in the Deferred Compensation Plan for the year ended December 31, 2019.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Chad R. Abraham	—	—	$822,063	$979,387
Debbra L. Schoneman	—	—	$356,945	$913,591
Timothy L. Carter	—	—	—	—
James P. Baker	—	—	—	—
R. Scott LaRue	—	—	—	$8,474,409

(1)
None of the named executive officers had any aggregate earnings on their deferred compensation in 2019. The company does not report aggregate earnings or withdrawals in the Summary Compensation Table as part of each named executive officer's compensation because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation.

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2019. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2019.

	Type of Termination
Name	Change-in-Control Not Followed by Employment Termination ($)	Involuntary Termination Within 24 Months Following a Change-in-Control ($)	Voluntary Termination ($)	Involuntary Termination Under Severance Plan ($)	Other Involuntary Termination Not for Cause ($)	Death or Disability ($)	Involuntary Termination for Cause ($)
Chad R. Abraham
Severance(1)	—	—	—	275,000	—	—	—
Restricted Compensation(2)(3)	—	2,502,473	2,502,473	2,502,473	2,502,473	2,502,473	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Stock Options(2)(5)	—	—	—	—	—	—	—
Debbra L. Schoneman
Severance(1)	—	—	—	250,000	—	—	—
Restricted Compensation(2)(3)	—	1,828,271	1,828,271	1,828,271	1,828,271	1,828,271	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Stock Options(2)(5)	—	—	—	—	—	—	—
Timothy L. Carter
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	289,077	289,077	289,077	289,077	289,077	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
James P. Baker
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	1,994,768	1,994,768	1,994,768	1,994,768	1,994,768	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
R. Scott LaRue
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	1,905,443	1,905,443	1,905,443	1,905,443	1,905,443	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—

(1)
Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee's position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan. In addition, under this plan, the named executive officers would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the severance period.

(2)
Under the Incentive Plan, in the event of a change-in-control of Piper Sandler, regardless of whether an employee's employment is terminated, all awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the recipient's employment is terminated involuntarily (other than for cause) within 24 months of the change-in-control.

(3)
Under the applicable award agreements, all of the restricted stock and mutual fund restricted shares awards will continue to vest following a termination of employment only so long as the termination was not for cause and the employee does not violate certain post-termination restrictions. Vesting is also accelerated upon a company-determined severance event. The amounts in the table reflect

Executive Compensation

  these terms and conditions and assume compliance with any post-termination vesting requirements that are within the named executive officers' control.

(4)
With respect to PSU awards, under the applicable award agreement, if the change-in-control occurs within the first 12-months of the performance period, each PSU automatically will become one share of restricted stock as if the performance under the award would have been achieved at the target level. If the change-in-control occurs within the second or third year of the performance period, each PSU automatically will become one share of restricted stock based on the actual performance achieved as if the date of the change-in-control were the last day of the performance period. If the named executive officer remains continuously employed by us after the closing of the change-in-control through the end of the 36-month performance period, all shares of restricted stock arising from the PSUs will vest on the last day of the performance period. If the named executive officer's employment is terminated after the closing of the change-in-control and prior to the end of the performance period (i) by us without cause, (ii) by the named executive officer for good reason, (iii) in connection with the named executive officer's death or disability or (iv) under such circumstances qualifying as a retirement, all unvested shares of restricted stock arising from the PSUs will vest on the date of termination of the named executive officer's employment with us. Because the number of PSUs that would become shares of restricted stock in the event of a change-in-control depends on the date of the change-in-control, the total amounts are not determinable at this time. If the named executive officer's employment with us terminates because of a company-determined severance event or the named executive officer's, death, disability, or qualifying retirement prior to a change-in-control, then the named executive officer will earn the same number of PSUs that would otherwise be earned pursuant to the award agreement but for the named executive officer's termination or retirement. Therefore, any PSUs that might vest in connection with a named executive officer's termination as a result of a company-determined severance event, or his or her retirement, death or disability is not determinable at this time.

(5)
Under the applicable stock option award agreements, the stock options shall vest ratably on the third, fourth, and fifth anniversary of the date of grant, which was February 15, 2018. If the named executive officer is terminated by the company without cause following the second anniversary of the date of grant, then the portion of the stock option that was scheduled to vest on the next anniversary of the date of grant shall immediately vest in full and may be exercised until February 15, 2028. None of the stock options had any value as of December 31, 2019.

CEO Pay Ratio

We reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee for our fiscal year ended December 31, 2019 was approximately 25:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

The 2019 median employee is the same employee that we used to determine the 2018 CEO pay ratio. This employee was substituted in 2018 due to a change in the 2017 median employee's compensation which was not a result of a change in our broader compensation practices. We believe that the 2019 median employee remains representative of our median employee because we did not have any meaningful changes in our employee population or employee compensation arrangements in 2019. We determined the 2019 median employee's annual total compensation for 2019, including any perquisites and other benefits, in the same manner that we determined the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

Executive Compensation

The annual total compensation of our 2019 median employee was determined to be $185,719, which we then compared to the annual total compensation of our CEO disclosed above in the Summary Compensation Table of $4,642,401. The elements included in the CEO's annual total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Risk Assessment of Compensation Policies and Practices

In early 2019, our management prepared a company-wide inventory and review of our compensation policies and practices for both executive officers and for employees generally, which management discussed with the Compensation Committee. In connection with this review and discussion, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Security Ownership

SECURITY OWNERSHIP

Stock Ownership Guidelines

We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Compensation Committee has adopted stock retention guidelines to establish expectations for our executive officers and non-employee directors with respect to their equity stake in the company. Non-employee directors are expected to own shares of our common stock with a value at least equal to three times the annual basic cash retainer fee paid under our non-employee director compensation program, which does not include fees paid for committee or any other Board service. If a director is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them through the Incentive Plan. The guidelines for non-employee directors applies irrespective of taxes paid for shares awarded. The stock retention guidelines applicable to our executive officers and the hedging restrictions applicable to our executive officers and non-employee directors are described above in "Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging."

Beneficial Ownership of Directors, Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of March 20, 2020 by each of our directors and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. The table also includes the number of shares of phantom stock that were deemed owned as of this date by each of our non-employee directors. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

Name of Beneficial Owner	Shares of Piper Sandler Common Stock*	Phantom Shares**
Chad R. Abraham	75,816(1)	—
James P. Baker	84,885(2)	—
Timothy L. Carter	9,222(3)	—
Jonathan J. Doyle	286,441(4)	—
William R. Fitzgerald	—	17,530
Victoria M. Holt	—	1,418
R. Scott LaRue	78,780(5)	—
Addison L. Piper	26,826(6)	3,922
Debbra L. Schoneman	63,185(7)	—
Thomas S. Schreier	2,563(8)	—
Sherry M. Smith	2,307(9)	5,132
Philip E. Soran	6,831(10)	7,873
Scott C. Taylor	8,410(11)	3,204
All directors and executive officers as a group (14 persons)	661,220(12)	39,079

*
None of the individuals identified in this table owns more than 1% of Piper Sandler common stock outstanding with the exception of Mr. Doyle with 1.7%. As a group, our directors and executive officers hold 3.8% of Piper Sandler common stock. (These percentages are calculated using our

Security Ownership

  outstanding shares as of March 20, 2020.) The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**
The directors have no voting or investment power with respect to the shares of phantom stock. All shares of phantom stock have been deferred pursuant to the Deferred Compensation Plan for Non-Employee Directors, as described above under "Compensation Program for Non-Employee Directors."

(1)
Includes 7,603 shares of restricted stock that will vest on February 16, 2021, 5,613 shares of restricted stock that will vest on February 16, 2022, 3,228 shares of restricted stock that will vest on February 16, 2023, and 59,372 shares of common stock held directly.

(2)
Includes 3,880 shares of restricted stock that will vest on February 16, 2021, 2,173 shares of restricted stock that will vest on February 16, 2022, 1,030 shares of restricted stock that will vest on February 16, 2023, 51,398 shares of common stock held by family trusts, and 26,404 shares of common stock held directly.

(3)
Includes 1,193 shares of restricted stock that will vest on February 16, 2021, 1,029 shares of restricted stock that will vest on February 16, 2022, 615 shares of restricted stock that will vest on February 16, 2023, and 6,385 shares of common stock held directly.

(4)
Includes 162,155 shares of restricted stock that Mr. Doyle received as consideration for his equity interests in Sandler O'Neill which will vest ratably on January 3 of 2021, 2022, and 2023, and 124,286 shares of restricted stock which Mr. Doyle received for employment retention in connection with our acquisition of Sandler O'Neill that will vest ratably on January 17 of 2023, 2024, and 2025.

(5)
Includes 4,998 shares of restricted stock that will vest on February 16, 2021, 3,612 shares of restricted stock that will vest on February 16, 2022, 1,810 shares of restricted stock that will vest on February 16, 2023, and 68,360 shares of common stock held in a revocable living trust of which Mr. LaRue is trustee and both Mr. LaRue and Mr. LaRue's spouse are beneficiaries.

(6)
Includes 25,776 shares of common stock held directly, and 1,000 shares of common stock held in an individual retirement account. The amount for Mr. Piper also includes 50 shares of common stock held by Mr. Piper's spouse, as to which he disclaims beneficial ownership because he does not have voting or dispositive power over the shares.

(7)
Includes 3,197 shares of restricted stock that will vest on February 16, 2021, 2,133 shares of restricted stock that will vest on February 16, 2022, 1,181 shares of restricted stock that will vest on February 16, 2023, and 56,674 shares of common stock held directly.

(8)
All shares beneficially owned by Mr. Schreier are held directly.

(9)
All shares beneficially owned by Ms. Smith are held directly.

(10)
All shares beneficially owned by Mr. Soran are held directly.

(11)
All shares beneficially owned by Mr. Taylor are held directly.

(12)
Includes 54,051 shares of restricted stock that will vest on January 3, 2021, 21,502 shares of restricted stock that will vest on February 16, 2021, 54,052 shares of restricted stock that will vest on January 3, 2022, 15,028 shares of restricted stock that will vest on February 16, 2022, 54,052 shares of restricted stock that will vest on January 3, 2023, 41,428 shares of restricted stock that will vest on January 17, 2023, 8,134 shares of restricted stock that will vest on February 16, 2023, 41,429 shares of restricted stock that will vest on January 17, 2024, 41,429 shares of restricted stock that will vest on January 17, 2025, and 330,118 shares of common stock held directly, by family members, by family trusts or by an individual retirement account.

Security Ownership

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934, the persons known by us to be beneficial owners of more than 5% of our common stock, as of March 20, 2020, were as follows:

Name of Beneficial Owner	Shares of Piper Sandler Common Stock	Percent of Class
BlackRock, Inc.
55 East 52nd Street New York, NY 10055	2,237,233(1)	15.6%
The Vanguard Group, Inc.
100 Vanguard Blvd. Malvern, PA 19355	1,536,061(2)	10.7%

(1)
This information is based on a Schedule 13G/A filed with the SEC on February 4, 2020, by BlackRock, Inc. ("BlackRock"). BlackRock reported sole voting power as to 2,202,416 shares and sole dispositive power as to 2,237,233 shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 12, 2020, by The Vanguard Group, Inc.("Vanguard"). Vanguard reported that it has sole voting power as to 13,082 shares, shared voting power as to 3,288 shares, sole dispositive power as to 1,521,076 shares, and shared dispositive power as to 14,985 shares.

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the rules and regulations of the SEC.

Transactions with Related Persons

From time to time in the ordinary course of business, Piper Sandler, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Sandler or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm's-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Sandler, such as brokerage, asset management and financial advisory services. Such transactions are made on substantially the same terms and conditions as other similarly-situated clients who are neither directors nor employees.

We engage in ordinary course trading, brokerage and similar transactions with BlackRock and The Vanguard Group, both of whom are 5% or greater shareholders of the company. The transactions we conduct with these firms are negotiated on an arms-length basis and contain customary terms and conditions.

From time to time, we permit our employees, including executive officers, and directors who are accredited investors to personally invest in private funds managed by Piper Sandler to support marketing efforts for these funds. To encourage employee participation in these private funds, they may be offered to employees, including executive officers, on a reduced or no management fee basis. No distributions, consisting of profits and other income and/or return of amounts initially invested, exceeded $120,000 from funds managed by Piper Sandler were made to our executive officers or directors during 2019, except for a distribution from our merchant banking fund to Mr. Soran in the amount of $383,149 following a liquidity event achieved by the fund.

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interests, the Board has adopted a written policy governing our company's transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest: (a) our executive officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) immediate family members of any executive officer or director (including nominees), and (d) the primary business affiliation of any person described in (a), (b) or (c). Unless exempted from the policy, related person transactions must be submitted for review by the Nominating and Governance

Certain Relationships and Related Transactions

Committee. The Nominating and Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Nominating and Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board also may exercise the powers and duties of the Nominating and Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the SEC are exempted from the definition of related person transactions under our policy.

Audit Committee Report

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES
TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Sandler Companies for the year ended December 31, 2019 were audited by Ernst & Young LLP, independent auditor for the company.

As part of its activities, the Committee has:

  1.
  Reviewed and discussed with management and the independent auditor the company's audited financial statements;

  2.
  Discussed with the independent auditor the matters required to be communicated under applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

  3.
  Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

Management is responsible for the company's system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our Audit Committee's responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Piper Sandler Companies the inclusion of the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Audit Committee of the Board of Directors of Piper Sandler Companies
Sherry M. Smith, Chairperson
Thomas S. Schreier
Scott C. Taylor

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2019 and 2018. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2019

Audit Committee Report

and 2018, as well as fees for the review of our interim consolidated financial statements for each quarter in 2019 and 2018 and for all other services performed for 2019 and 2018 by Ernst & Young LLP.

	2019	2018
Audit Fees	$1,639,500	$1,349,000
Audit-Related Fees(1)	$169,500	$176,100
Tax Fees	$0	$0
All Other Fees(2)	$3,350	$64,995

Total	$1,812,350	$1,590,095

(1)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2019 and 2018 included services relating to IRA Keogh agreed-upon procedures, employee benefit plan audits, audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory matters, internal control reviews and assistance with internal control reporting requirements, including the security custody surprise audit count, and the issuance of an independent auditor's report on controls placed in operation and tests of operating effectiveness. The services provided also include audit services provided to consolidated investment funds of our alternative asset management business and certain of our merchant banking funds. In addition to the amounts disclosed in the table above, certain nonconsolidated private investment funds of Advisory Research, Inc. ("ARI"), our former asset management business, engaged Ernst & Young LLP to provide audit services for the funds in 2018. The total amounts paid by the ARI funds to Ernst & Young LLP for these audit services was $202,000 in 2018.

(2)
Other fees include our subscription fee for online research provided by Ernst & Young LLP. In addition, in 2018, we engaged Ernst & Young LLP to provide due diligence consulting services in connection an investment being evaluated by one of our merchant banking funds, and paid $10,000 for these services. Also in 2018, we paid $50,000 in fees related to accounting advisory services. All of these amounts and the services provided were pre-approved by our Audit Committee in accordance with our pre-approval policy (described below) that applies to any non-audit services that Ernst & Young LLP is engaged to provide.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee's practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

The Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor's independence. On February 28, 2019, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date, and pre-approved any additional audit or audit-related services as disclosed above as necessary during the year.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2020. While it is not required to do so, the Board is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies and our subsidiaries for the year ending December 31, 2020. Proxies will be voted FOR ratification of this selection unless otherwise specified.

PROPOSAL THREE—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the officers included in this proxy statement, as we have described it in the "Executive Compensation" section. While this vote is advisory and not binding on our company, the Compensation Committee of the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.

In 2019, we achieved strong performance, with record adjusted net revenues, adjusted net income, and adjusted earnings per share, which reflects strong, broad-based contributions from all of our businesses combined with strong operating discipline. Our 2019 performance highlights include:

2019 Operating Performance Highlights

Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation

2019 Executive Compensation Program Highlights

  •
  We have designed our compensation programs to be pay-for-performance.

  •
  Total incentives are directly tied to our adjusted pre-tax operating income, a measurement of our profitability.

Adjusted Pre-Tax Operating Income	Named Executive Officers' Annual Incentive Awards* (cash, time-vested restricted compensation, and PSUs)

*
The year-over-year annual incentive comparisons includes Messrs. Abraham, Carter, and LaRue and Ms. Schoneman, and does not include Mr. Baker, who was not a named executive officer in 2018. The annual incentive amounts do not include the stock option grants made in February 2018 to Mr. Abraham and Ms. Schoneman, which were one-time grants related to their promotions to CEO and President, respectively.
  •
  For 2019 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards increased by 16.8%, reflecting the increase in our adjusted pre-tax operating income from the record performance of our advisory services business, which achieved revenues of $440.7 million during 2019, and the strong performance of our equity financing business along with the improved performance of our institutional brokerage businesses as compared to 2018.

The Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement), is hereby approved.

The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution. Proxies will be voted FOR this resolution unless otherwise specified.

PROPOSAL FOUR—APPROVAL OF THE AMENDMENT TO THE PIPER SANDLER COMPANIES AMENDED AND RESTATED 2003 ANNUAL AND LONG-TERM INCENTIVE PLAN

The Board of Directors recommends that you vote FOR approval of the amendment to the Amended and Restated 2003 Annual and Long-Term Incentive Plan.

In the event that the proposal is not approved, we do not anticipate that we can complete the equity award grant for 2020 annual incentive compensation to be granted in February 2021. If sufficient shares are not available, we would be forced to increase the cash or mutual fund restricted share component of our annual incentive compensation to make up for the missing equity component. We believe this would not be in our shareholders' best interests as it would remove incentives aligning our employees and our senior leaders with shareholders to drive firm-wide performance and create long-term shareholder value.

The Board has unanimously approved, upon the recommendation of the Compensation Committee, an amendment to the Incentive Plan to increase the number of shares of our common stock that may be issued thereunder by 1,200,000. This amendment is subject to the approval of our shareholders at the 2020 annual meeting. The last time we obtained shareholder approval to increase the shares authorized was in 2015, when such approval increased the shares authorized to the current level of 8,200,000. We expect that shareholder approval of the amendment would allow us to continue granting equity awards to our employees for approximately two to three years based on historical granting practices and the recent trading price of our shares of common stock.

The Board of Directors recommends that you vote FOR this proposal. Proxies will be voted FOR the approval of the amendment to the Incentive Plan.

Proposal Four: Approval of the Amendment to the Incentive Plan

Highlights of the Proposal

What is the purpose of this proposal?

Based on our historical grant practices and the dramatic growth in the number of our revenue-generating employees following our acquisition of Sandler, in the event that the proposal is not approved, we do not anticipate that we can complete the equity award grant for 2020 annual incentive compensation to be granted in February 2021. If sufficient shares are not available, we would be forced to increase the cash or mutual fund restricted share component of our annual incentive compensation to make up for the missing equity component. We believe this would not be in our shareholders' best interests as it would remove incentives aligning our employees and our senior leaders with shareholders to drive firm-wide performance and create long-term shareholder value.

As a human capital-based business that must competitively compensate, retain, and align our highly skilled and productive revenue-generating employees, our Incentive Plan is a key component of our firm-wide compensation program, as we grant shares primarily in the form of time-vested restricted stock for annual incentive compensation as well as for hiring and retention efforts. Because we rely on revenue-generating employees for our business, our use of restricted stock for annual incentive compensation and for hiring and retention efforts is necessarily broad, as evidenced by the fact that approximately 21% of our employees have received a grant of shares from our Incentive Plan over the past three years.

It has been five years since we last sought shareholder approval for additional shares to be authorized under our Incentive Plan. Shareholder approval of this proposal would allow us to continue to grant equity to our employees for approximately two to three years, i.e., through the annual incentive compensation grant in February 2022 or 2023, consistent with our past practices and the recent trading price of our shares of common stock.

Proposal Four: Approval of the Amendment to the Incentive Plan

How does the company offset the dilution caused by the equity plan?	Over the long-term, we have sought to address shareholder concerns about dilution through share repurchases. Over the past five years, we have repurchased 5,123,991 shares of our common stock (and an additional 1,340,229 have been returned to the Incentive Plan through forfeiture or tax withholdings over the same time period). These share repurchases have offset all of the equity that we have granted during that period, including equity granted under our Incentive Plan, special employment inducement award plans, and as restricted stock used as a portion of deal consideration in connection with our acquisition of Simmons, as demonstrated by the table below:
	Year	All Shares Granted	Shares Repurchased During Fiscal Year	Weighted Average Basic Common Shares Outstanding
	2015	929,933	2,459,400	14,368,000
	2016	2,504,170(1)	1,536,226	12,674,000
	2017	318,559	36,936	12,807,000
	2018	453,911	681,233	13,234,000
	2019	507,442	410,196	13,555,000
	Total	4,714,015	5,123,991	N/A

	We remain committed to managing dilution over the long term, and our Board approved a new two-year, $150 million authorization under our share repurchase program which became effective on January 1, 2020. The amount of repurchases in future years will depend on a number of factors, including our choices with respect to our capital allocation strategy and market conditions.
How does the company's use of equity compare to its peers?
	The rate at which a company grants equity compared to the number of outstanding shares of company stock is referred to as the company's "burn rate." Some shareholders view the burn rate as a helpful measure to compare the rates at which peer companies have granted equity. The more equity that a company grants in relation to the total number of its shares of common stock outstanding, the higher that company's burn rate will be.

	Over the past three years, our average burn rate has been 3.2%, which is below the median of the peer group that we used for compensation purposes in 2019, according to an analysis prepared by our independent compensation consultant, FW Cook.
	3.2%		4.4%
	Our average burn rate from 2017 to 2019.		The median 2017 to 2019 average burn rate of our compensation peer group.

(1)
This figure includes 1,174,865 shares of restricted stock granted as deal consideration in connection with our acquisition of Simmons.

Proposal Four: Approval of the Amendment to the Incentive Plan

How will the additional 1.2 million shares affect current shareholders?	Aggregate potential dilution is intended to be a measure of the total potential shareholder dilution posed by an equity plan. Based on the total number of outstanding unvested equity awards and potential future awards under our existing equity plan as of March 20, 2020, if the Incentive Plan is approved by shareholders, the potential dilution associated with the Incentive Plan will be 21.3%, which is near the median of our compensation peer group of companies according to an analysis prepared by FW Cook.

Importantly, this potential dilution includes two special employment inducement award plans that we adopted in connection with our acquisitions of Weeden & Co. and Sandler. Excluding those inducement plans, the potential dilution associated with the Incentive Plan will be 14.0%.

21.3%

Our potential dilution including the amended Incentive Plan and the special employment inducement award plans, as of March 20, 2020.

14.0%

Our potential dilution including the amended Incentive Plan, but excluding the special employment inducement award plans, as of March 20, 2020.

21.1%

The median potential dilution of our peer group (calculations generally reflect data as of our peer companies' 2019 fiscal year-ends, the most recent period for which complete information is publicly available).

Additionally, share repurchases have offset the amount of equity we have granted to employees during the past five years, as mentioned above, further reducing the dilutive effect of our equity grants.

Proposal Four: Approval of the Amendment to the Incentive Plan

How does the company use equity?	We use equity with our revenue-generating employees and senior leaders in accordance with our compensation philosophy and objectives. Our most significant use of equity arises from our annual incentive compensation, which is earned based on revenue already generated, where we grant a portion of our revenue-generating employees' and senior leaders' annual incentive compensation in restricted equity awards in lieu of cash. Over the past three years, these restricted equity awards for annual incentives have been granted to approximately 21% of our employees, and have made up 59% of the restricted equity compensation we have granted over that time.
Below is an overview of how we have used equity over the past three fiscal years:
	Annual Incentives	Hiring and Retention	PSUs & Options

	59% of the equity awards that we have granted have been in lieu of cash for annual incentives based on performance and profitability, with approximately 21% of our employees receiving such awards.	24% of the equity awards that we have granted have been used in connection with hiring and retention of revenue-generating employees, including retention related to the acquisition of Weeden & Co.	17% of the equity awards that we have granted have been to senior leaders for our performance-based long-term incentive award program or a one-time option grant in 2018.

Will any other term of the Incentive Plan change if this amendment is approved?	If this proposal is approved by shareholders, an additional 1,200,000 shares will be authorized and the term of the Incentive Plan will be extended from May 2025 to May 2030. As discussed above, we expect to need shareholder approval to amend the Incentive Plan again to add additional shares before the Incentive Plan is scheduled to expire.
The Incentive Plan will also be updated to include the following amendments: • An annual limitation on awards granted and total compensation paid to non-employee directors of $600,000.

Proposal Four: Approval of the Amendment to the Incentive Plan

•

An annual limitation on awards granted to an employee, officer, consultant, independent contractor, or advisor in the amount of 500,000 shares.

•

A prohibition on the payment of dividend equivalents on stock options and stock appreciation rights and a requirement that any dividends and dividend equivalents accrued on unvested awards may not be paid until all conditions or restrictions relating to the underlying shares of the award have been satisfied, waived, or lapsed.

•

Various conforming amendments to reflect the amendments to Section 162(m) made by the Tax Reform Act.

The Incentive Plan and our compensation policies will continue to retain the following features:

•

No "evergreen" provision (which would automatically increase the number of shares).

•

Double-trigger change-in-control provisions.

•

No hedging of equity-based awards permitted by our employees (including executive officers) and directors.

•

No repricing or below-market grants of stock options and stock appreciation rights (SARs) permitted.

•

All incentive awards to executive officers under the Incentive Plan will be subject to recovery under our clawback policy.

Why does the Board of Directors recommend that I vote FOR this proposal?	Without your approval of this proposal, we do not anticipate having sufficient equity to complete our anticipated annual incentive compensation grant in February 2021. The ability to issue equity is fundamental to our compensation philosophy and core objectives for the following reasons:

•

Pay for performance—We pay for performance. Our employees' annual incentives are based on our profitability. We grant a portion of our revenue-generating employees' and senior leaders' annual incentives in the form of restricted equity in lieu of cash for services already performed and profits already generated. On average over the past three years, these restricted equity awards for services already performed and revenue already generated have been granted to approximately 21% of our employees, and have made up 59% of the equity awards we have granted over that time.

Proposal Four: Approval of the Amendment to the Incentive Plan

•

Sustain and strengthen the franchise—We operate in a highly competitive industry and our results are driven in large part by the talents, expertise, and efforts of our revenue-generating employees. Our compensation program, including our ability to grant equity awards, is the primary means by which we attract and recruit new employees. In addition, nearly all of our equity awards are restricted, which means they generally vest ratably over three years' time only so long as the employee remains employed by us or refrains from working for a deemed talent competitor. These restrictions provide a powerful retention tool with respect to the revenue-generating employees upon whom the future growth and success of our company depend.

•

Align risk and reward—We are committed to using a mix of compensation to create an environment that encourages increased profitability for the company without undue risk taking. Our use of equity compensation in lieu of cash allows us to tie a portion of our revenue-generating employees' compensation to our company's long-term results, performance, and financial strength.

•

Align employees with shareholders—By providing our revenue-generating employees with an ownership stake in our company, our use of equity compensation incentivizes these employees to create long-term value for our shareholders.

Your approval of this proposal would allow us to continue to grant equity to our employees in connection with our annual incentive compensation, long-term incentive awards, and hiring and retention efforts for approximately two to three years, consistent with our past practices and the recent trading price of our shares of common stock. We believe that two to three years' time provides our shareholders the opportunity to regularly vote on our equity plan and allows us to respond to evolving compensation practices.

The material features of the Incentive Plan are provided below in the section titled "Description of the Incentive Plan." A copy of the Incentive Plan as proposed to be amended is attached as Appendix A. The summary of the Incentive Plan provided in this proxy statement is qualified in its entirety by reference to the text of the Incentive Plan provided in Appendix A.

Proposal Four: Approval of the Amendment to the Incentive Plan

Shares Available under the Incentive Plan

As of March 20, 2020, we had approximately 456,587 shares available for grant under our existing Incentive Plan. This figure reflects the 664,055 shares we had available for future issuance under the Incentive Plan as of December 31, 2019, minus 247,078 shares granted in the form of restricted stock for annual incentive awards or for hiring or retention to employees or directors through March 20, 2020, minus 56,066 shares granted in the form of long-term PSU awards, plus 95,676 shares returned to the Incentive Plan in connection with tax withholding upon vesting or cancellation. We currently expect to grant up to an additional 95,000 shares during 2020 in connection with our anticipated recruiting and retention efforts, leaving approximately 361,587 shares available for the February 2021 grant, assuming we do not make any other equity award grants during 2020. Given the dramatic growth in the number of our revenue-generating employees following our acquisition of Sandler, we do not believe that these shares will be sufficient to complete our annual incentive compensation grant in February 2021. Therefore, the additional 1,200,000 shares for which we are seeking approval is necessary in order to allow us to continue our compensation program using the same mix of cash and equity as we have in recent annual grants and which we believe have generated superior shareholder value.

Historical Equity Award Granting Practices

Although burn rate is just one factor that we believe shareholders should consider when assessing the Incentive Plan, we believe that our three-year average burn rate of 3.2%, which is below the median of our peer group, is reasonable, and demonstrates that we have been disciplined and have maintained sound equity compensation practices in light of our compensation philosophy and objectives.

Over the long-term, we have sought to address shareholder concerns about dilution through share repurchases. However, the parameters under which we choose to repurchase shares are set in light of our overall capital allocation strategy, and the rate or timing of any share repurchases can be affected by market conditions. Over the past five years, we have repurchased 5,123,991 shares of our common stock (and an additional 1,340,229 have been returned to the Incentive Plan through forfeiture or tax withholdings over the same time period). These share repurchases have offset all of the equity that we have granted during that period, including equity granted under our Incentive Plan, special employment inducement award plans, and as restricted stock used as a portion of deal consideration in connection with our acquisition Simmons, as demonstrated by the table below:

Year	All Shares Granted		Shares Repurchased During Fiscal Year	Weighted Average Basic Common Shares Outstanding
2015	929,933		2,459,400	14,368,000
2016	2,504,170	(1)	1,536,226	12,674,000
2017	318,559		36,936	12,807,000
2018	453,911		681,233	13,234,000
2019	507,442		410,196	13,555,000
Total	4,714,015		5,123,991	N/A

(1)
Figure includes 1,174,865 shares of restricted stock granted as deal consideration in connection with our acquisition of Simmons.

Proposal Four: Approval of the Amendment to the Incentive Plan

The rate at which a company grants equity compared to the number of outstanding shares of company stock is referred to as the company's "burn rate." Burn rate is a direct measure of how a company utilizes the share reserves that are approved by shareholders. We calculate burn rate by dividing (a) the number of shares subject to equity awards granted during the period by (b) the weighted average basic common shares outstanding during the period. Our burn rate for all equity awards has averaged 3.2% over the past three fiscal years. The following table provides an overview of our grant history over the past three years under our Incentive Plan and the 2019 Employment Inducement Award Plan that we adopted in connection with our acquisition of Weeden & Co. in 2019:

	2019	2018	2017	Three-Year Average
Annual Equity Grants
Restricted Equity Granted under the Incentive Plan for Annual Incentive Compensation	247,294	267,423	198,981	237,900
Equity Granted for Long-Term Incentive Program (PSUs)	39,758	53,796	35,981	43,179
One-time Stock Option Grant	—	81,667	—	27,223
Equity Granted in Connection with Hiring or Retention	118,042	43,071	49,768	70,294
Equity Granted to Non-Employee Directors	4,596	7,954	33,829	15,460
Equity Granted for Retention in Acquisition of Weeden & Co.(1)	97,752	—	—	N/A
Total Equity Granted	507,442	453,911	318,559	426,638
Weighted Average Basic Common Shares Outstanding	13,555,000	13,234,000	12,807,000	N/A
Burn Rate(2)	3.7%	3.4%	2.5%	3.2	%(3)

(1)
The equity granted for retention in connection with our acquisition of Weeden & Co. was granted outside of our Incentive Plan under a special 2019 Employment Inducement Award Plan. The grants made under this plan were made to Weeden & Co. employees in the form of restricted stock, which vest only if the employee remains employed by the company through the applicable vesting dates. Although granted outside of our Incentive Plan, we have included these shares in this table to give a perspective on our overall equity usage.

(2)
This figure is calculated by dividing the "Total Equity Granted" figure by the corresponding "Weighted Average Basic Common Shares Outstanding" figure. This figure is not adjusted for forfeitures or cancellation of awards, which would further reduce the burn rate if taken into account.

(3)
Determined by taking the average of the burn rates over the three years shown.

Because we have not yet made all of the grants we anticipate making in 2020, we have omitted 2020 grant activity from the table above. However, in February 2020, equity compensation awards to employees consisted of 247,078 shares of restricted stock and 56,066 PSU shares. We currently expect to grant up to an additional 95,000 shares during 2020 in connection with our anticipated recruiting and retention efforts. In addition, on January 3, 2020, in connection with the closing of our acquisition of

Proposal Four: Approval of the Amendment to the Incentive Plan

Sandler, the company granted 1,214,937 shares under the 2020 Employment Inducement Award Plan to employees of Sandler in the form of restricted stock that will vest only if the recipient remains an employee of the company through the applicable vesting date. We also granted 1,534,465 shares of restricted stock outside of any equity plan to employee-shareholders of Sandler as a portion of the deal consideration that they received in the acquisition, which vests ratably over three years.

Some shareholders find it important to compare a company's burn rate with that of its peers as a way of measuring the rate at which a company is granting equity. The following table summarizes, as of December 31, 2019, our annual burn rate as compared with the peer group we use for compensation purposes as described in the "Compensation Discussion and Analysis" section above, including Canaccord Genuity Group Inc., Jefferies Financial Group Inc., Cowen Group, Inc., Lazard Ltd., Evercore Partners Inc., Moelis & Co., FTI Consulting, Inc., Oppenheimer Holdings Inc., Greenhill & Co., PJT Partners, Inc., Houlihan Lokey, Inc., and Stifel Financial Corp. The peer group data was compiled by FW Cook, the independent compensation consultant to the Compensation Committee, based on publicly available data as of December 31, 2019.

	Burn Rate: Shares Granted as % of Weighted Average Basic Common Shares Outstanding(1)
Name	2019	2018	2017	3-Year Average
Piper Sandler Companies	3.7%	3.4%	2.5%	3.2%
Peer Group—75th Percentile	7.1%	6.6%	6.4%	6.6%
Peer Group—Median	6.3%	3.9%	4.6%	4.4%
Peer Group—25th Percentile	2.8%	2.2%	1.9%	2.4%

(1)
Data as of December 31, 2019. The burn rate is calculated by dividing (a) the number of shares subject to equity awards granted during the period under equity plans by (b) the weighted average basic common shares outstanding during the period. The three-year average 75th, median, and 25th percentile figures for the peer group represents the figures determined using each peer group company's three-year average burn rate, and are not the average of the figures shown in the table.

Expected Dilution

We recognize that some shareholders focus on the potential dilutive effect of a company's equity plan. Aggregate potential dilution is intended to be a measure of the total potential shareholder dilution posed by an equity plan, which we calculate on a "fully-diluted" basis by dividing (a) outstanding equity grants plus shares available for future grant, by (b) the total common shares outstanding plus outstanding equity grants plus shares available for future grants.

Based on the total number of outstanding unvested equity awards and potential future awards under our existing equity plan and the number of shares of common stock that are issued and outstanding as of March 15, 2020, the total of the potential shareholder dilution resulting from issuing all shares authorized under the Incentive Plan, if approved, would be 21.3%. This potential dilution is aligned with the median of our peer group of 21.1%, based on calculations generally reflecting information as of our peer companies' 2019 fiscal year-ends, the most recent period for which complete information is publicly available for most of our peers.

Proposal Four: Approval of the Amendment to the Incentive Plan

Importantly, the potential dilution of 21.3% includes two special employment inducement award plans that we adopted in connection with our strategic growth acquisitions of Weeden & Co. (the "2019 Employment Inducement Award Plan") and Sandler (the "2020 Employment Inducement Award Plan"). We adopted both of these plans at the closing of the relevant acquisition in order to make a special, one-time grant of time-vested restricted stock to key revenue-generating employees of Weeden & Co. and Sandler, respectively. These time-vested restricted stock grants will vest only if the recipient continues to be an employee of our company through the applicable vesting period, which is intended to allow us to realize the benefits of our acquisitions of Weeden & Co. and Sandler. The number of shares granted to employees of Sandler was particularly significant given Sandler's size, and the transformational nature of that acquisition, which is fully discussed above in the section titled "Compensation Discussion and Analysis—Our Transformational Acquisition of Sandler O'Neill & Partners."

A summary of the shares granted under the 2019 Employment Inducement Award Plan and the 2020 Employment Inducement Award Plan are below:

	# of Shares of Restricted Stock Awarded	# of Employees that Received an Award	Length of Time of Employment Required for the Award to Vest
2019 Employment Inducement Award Plan	97,752	42	3 to 4 years
(Weeden & Co.)

2020 Employment Inducement Award Plan	1,214,937	103	18 months / 3 to 5 years
(Sandler)

Excluding the 2019 Employment Inducement Award Plan and the 2020 Employment Inducement Award Plan, the potential dilution associated with the Incentive Plan will be 14.0%. A summary of the potential dilution associated with the Incentive Plan as compared with our peer group follows:

21.3%
Our potential dilution including the amended Incentive Plan and all special employment inducement award plans, as of March 15, 2020.

 14.0%
Our potential dilution including the amended Incentive Plan, but excluding the 2019 and 2020 Employment Inducement Award Plans, as of March 15, 2020.
21.1%
The median potential dilution of our peer group (calculations generally reflect data as of our peer companies' 2019 fiscal year-ends, the most recent period for which complete information is publicly available).

Proposal Four: Approval of the Amendment to the Incentive Plan

Below is a summary of the potential dilution associated with the proposed amendment to the Incentive Plan. The shares listed in the table are as of March 20, 2020.

Share Amounts
Incentive Plan
Shares Available for Issuance under the Incentive Plan as of March 20, 2020	456,587
Issued but Unvested Restricted Shares under the Incentive Plan	607,691
Issued but Unvested PSUs under the Incentive Plan	146,048
Issued but Unexercised Stock Options under the Incentive Plan (with a $99.00 exercise price)	81,667
Requested Shares	1,200,000
Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan	2,491,993

2019 Employment Inducement Award Plan
Shares Available for Issuance under the 2019 Employment Inducement Plan as of March 20, 2020	27,248
Issued but Unvested Restricted Shares under the 2019 Employment Inducement Plan	97,752
Total Potential Unvested or Unexercised Equity Awards under the 2019 Employment Inducement Award Plan	125,000

2020 Employment Inducement Award Plan
Shares Available for Issuance under the 2020 Employment Inducement Award Plan as of March 20, 2020	309,578
Issued but Unvested Restricted Shares under the 2020 Employment Inducement Plan	1,213,694
Total Potential Unvested or Unexercised Equity Awards under the 2020 Employment Inducement Award Plan	1,523,272

Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan, 2019 Employment Inducement Award Plan, and 2020 Employment Inducement Award Plan as March 15, 2020	4,140,265
Common Shares Issued and Outstanding as of March 20, 2020(1)	15,279,267
Total Shares(2)	19,419,532
Potential Dilution including Additional Shares Authorized Under the Incentive Plan(3)	21.3%
Potential Dilution including Additional Shares Authorized Under the Incentive Plan, but excluding the 2019 Employment Inducement Award Plan and 2020 Employment Inducement Plan(4)	14.0%

(1)
This figure does not include issued but unvested restricted shares of stock under the Incentive Plan, 2019 Employment Inducement Award Plan, or 2020 Employment Inducement Award Plan. It does include 1,534,465 shares of restricted stock to employee-

Proposal Four: Approval of the Amendment to the Incentive Plan

  shareholders of Sandler as a portion of the deal consideration that they received in the acquisition since these shares were not granted from one of our equity plans.

(2)
This figure is the sum of the "Total Potential Unvested or Unexercised Equity Awards" figure and the "Common Shares Issued and Outstanding" figure.

(3)
This percentage is calculated by dividing "Total Shares" by "Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan, 2019 Employment Inducement Award Plan, and 2020 Employment Inducement Award Plan as March 15, 2020."

(4)
This percentage is calculated by subtracting "Total Potential Unvested or Unexercised Equity Awards under the 2019 Employment Inducement Award Plan" and "Total Potential Unvested or Unexercised Equity Awards under the 2020 Employment Inducement Award Plan" from "Total Shares," and dividing that figure by "Total Potential Unvested or Unexercised Equity Awards under the Incentive Plan" figure.

We believe we have demonstrated our commitment to sound equity compensation practices. Our management and our Board are mindful of the expense of, and potential for dilution posed by, equity awards, and strive to maintain both at appropriate levels in light of our compensation philosophy and objectives, and in the case of incentive plans established in connection with acquisitions, our long-term growth strategy. In addition, we have sought to address shareholder concerns about dilution through share repurchases, and we remain committed to managing dilution over the long-term. Our Board approved a new two-year, $150 million authorization under our share repurchase program effective beginning on January 1, 2020. The amount of repurchases in future years will depend on a number of factors, including our capital allocation strategy and market conditions.

The following table summarizes our average Aggregate Potential Dilution (as defined below) as compared with our peer group. Our Aggregate Potential Dilution is as of December 31, 2019 (and does not include any additional shares authorized by shareholder approval of the Incentive Plan). Peer group data were compiled by FW Cook and the calculations generally reflect information as of our peer companies' 2019 fiscal year-ends, the most recent period for which complete information is publicly available for most of our peers.

	Aggregate Potential Dilution(1)(2)
Name	Grants Outstanding	Available for Future	Total
Piper Sandler Companies	5.3%	13.2%	18.5	%(3)
Peer Group – 75th Percentile	16.0%	16.8%	27.4%
Peer Group – Median	12.5%	7.7%	21.1%
Peer Group – 25th Percentile	9.3%	3.8%	16.8%

(1)
All figures, including those of Piper Sandler Companies, is as of December 31, 2019.

(2)
"Aggregate Potential Dilution" is calculated by dividing (x) outstanding grants plus shares currently available for future grant by (y) total basic common shares outstanding at fiscal year-end plus outstanding grants plus shares available for future grants.

(3)
Aggregate Potential Dilution would be 21.3% as of March 20, 2020, if calculated to include the additional 1,200,000 shares that would be available for future grants if the Incentive Plan is approved as shown above, and including all outstanding awards and shares available for grant under the 2019 Employment Inducement Award Plan and 2020 Employment Inducement Award Plan.

Proposal Four: Approval of the Amendment to the Incentive Plan

Equity Compensation Plan Information

The following table summarizes the number of shares of our common stock to be issued upon exercise of outstanding options granted under our equity plans as of December 31, 2019. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by shareholders	81,667	$99.00	664,055(1[nc_te,h])
Equity compensation plans not approved by shareholders(2)	—	n/a	1,552,248
(1)
Based on the 8,200,000 shares currently authorized for issuance under the plan, which does not reflect our request of shareholders to approve an authorization of an additional 1,200,000 shares. In addition to the 81,667 shares to be issued upon the exercise of outstanding options to purchase our common stock, 596,473 shares of restricted stock and 114,315 performance-based restricted share units were issued and outstanding as of December 31, 2019. All of the shares available for future issuance under the plan as of December 31, 2019, may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

(2)
In 2019, we established the Piper Sandler Companies 2019 Employment Inducement Award Plan in connection with our acquisition of Weeden & Co., and the Piper Sandler Companies 2020 Employment Inducement Award Plan in anticipation of our acquisition of Sandler, which closed on January 3, 2020. The New York Stock Exchange permits the adoption of an equity compensation plan without shareholder approval if awards under the plan are to be a material inducement to prospective employees to accept employment. Accordingly, we adopted these plans to induce employees of Weeden & Co. and Sandler to accept employment with the company in connection with the respective acquisition. On August 2, 2019, we issued 97,752 shares of restricted stock to 42 employees who had been associated with Weeden & Co., and on January 3, 2020, we issued 1,217,423 shares of restricted stock to 103 employees who had been associated with Sandler. All of these shares vest on their applicable vesting dates only if the recipient remains an employee of our company through the vesting date. As of December 31, 2019, the 97,752 of these shares of restricted stock issued from the 2019 Employment Inducement Award Plan were issued and outstanding, and no shares had been issued under the 2020 Employment Inducement Award Plan as our acquisition of Sandler had not been completed by that date.

Purpose of the Incentive Plan

Equity compensation is fundamental to our compensation philosophy and core objectives of pay for performance, sustaining and strengthening the franchise, aligning risk and reward, and aligning employees with shareholders.

Proposal Four: Approval of the Amendment to the Incentive Plan

  Pay for Performance

We pay for performance. Our employees' annual incentive compensation is based on performance and profitability, and a portion of our senior leaders and revenue-generating employees' annual incentive compensation is paid in the form of restricted equity in lieu of cash. These restricted equity awards are for services already performed and revenue already generated.

Our employees' annual incentive compensation is generally based on the performance and profitability of the employee and that employee's business. Those employees that are most responsible for generating revenue, or who hold the most senior positions within the company, are granted a portion of their annual incentive compensation in the form of equity awards each year. In recent years, we have granted restricted equity awards, on average, to approximately 21% of our employees as part of their annual incentive compensation. These grants have represented approximately 59% of the total shares granted to employees during that time period. With respect to the other shares granted over that time, fully 17% of the total shares granted were made in the form of PSUs or stock options.

We believe that the restricted equity awards granted to all of our revenue-generating employees in connection with annual incentive compensation, as well as the PSU and option awards granted to a select group of our most senior leaders, and the potential these awards hold for appreciation through an increase in our stock price, fully support our pay-for-performance philosophy and provide further incentive for our employees to focus on creating long-term shareholder value.

  Sustain and Strengthen the Franchise

We operate in a highly competitive industry and our results are largely attributable to the talents, expertise, efforts, and dedication of our revenue-generating employees. Our compensation program is the primary means by which we attract and recruit new employees, as well as retain our most experienced and skilled employees. On average, those employees that received equity awards in connection with the most recent annual incentive compensation grant have been with us for over 10 years.

We believe that our strong performance and record adjusted financial results in 2019 are indicative of the talents, expertise, efforts, and dedication of our employees upon whom our future growth and success rely, and our success at attracting, recruiting, developing, and retaining those employees.

Our ability to issue equity is an essential component of our compensation program. Market-competitive grants of equity make our company a more attractive platform for the revenue-generating employees and firms that we seek to add as part of our strategic growth efforts. Approximately 24% of the total of the shares granted during the last three fiscal years were in connection with hiring and other retention of revenue-generating employees outside of our annual incentive program and PSU grants, including a special one-time retention grant we made in connection with our acquisition of Weeden & Co.

Without the ability to issue equity, we believe that we would become a less attractive destination for high-performing employees and productive firms. In addition, nearly all of our equity awards, including

Proposal Four: Approval of the Amendment to the Incentive Plan

those for annual incentive compensation and hiring and retention purposes, are restricted, which means they generally vest ratably over three years' time only so long as the employee remains employed by us or refrains from working for a talent competitor of ours. These restrictions materially contribute to our retention of our senior leaders and the revenue-generating employees upon whom the future growth and success of our company depend. We are fortunate to have some of the most experienced and skilled employees in our industry, and we use equity compensation as one means of retaining the human capital that is so essential to our long-term performance. We believe our success at retaining employees and building an ownership culture is evidenced by the tenure of our employee base, including those employees that receive equity awards under the Incentive Plan. By way of example, those employees that received an equity award as part of their annual incentive compensation in February 2020 have on average been with the company for over 10 years.

  Align Risk and Reward

We are committed to using a mix of compensation to create an environment that encourages increased profitability for the company without undue risk taking. Our use of equity compensation in lieu of cash allows us to tie a portion of our senior leadership's and revenue-generating employees' compensation to our company's long-term results, performance, and financial strength.

We believe that the use of equity compensation, which provides our employees with an ownership stake in our company, is essential to our goal of incentivizing appropriate risk-taking among our employees and management. By granting our senior leaders and revenue-generating employees a meaningful amount of equity compensation, we believe that we encourage these employees to accept appropriate levels of risk in order to create long-term shareholder value. Furthermore, we believe that our use of restricted stock awards rather than stock options further aligns our employees' risk tolerances with those of our shareholders, because the economic risks and opportunities these awards present to our employees are aligned with shareholders both when our stock price increases as well as when it decreases, and such risks and opportunities do not depend on when an employee joined the company or received stock options.

In addition to the vesting restrictions placed on nearly all of our equity awards, our executive officers are subject to stock ownership guidelines and an anti-hedging policy as described above in the section titled "Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging." The equity awards granted to our executive officers are also subject to our clawback policy, which provides us the right to recover incentive compensation paid in the form of equity under certain circumstances when the officer engages in intentional misconduct. The stock ownership guidelines and clawback policy work together to tie a meaningful portion of our executive officers' net worth to the company's stock price and deter excessive risk-taking or wrongful conduct, and therefore provide a continuing incentive for our executive officers to work towards our long-term results and financial strength.

Proposal Four: Approval of the Amendment to the Incentive Plan

  Align Employees with Shareholders

A key element of our compensation philosophy and objectives is to align our employees' interests with the interests of our shareholders. By providing our senior leaders and revenue-generating employees with an ownership stake in our company, our use of equity compensation incentivizes these employees, who have the most control over firm-wide performance, to create long-term value for our shareholders.

Unlike compensation awards that consist solely of cash, equity awards help to directly align the interests of our employees with those of shareholders. To greater align an employee with the strategic success of our company and the interests of our shareholders, we believe that the higher the compensation level of the employee, the higher the proportion of their compensation that should be paid in longer-term equity versus cash. Of the annual incentive compensation that is awarded to employees that participate in the Incentive Plan, we generally grant between 6% and 40% in the form of restricted equity compensation, with our more highly compensated employees generally receiving a percentage near the top of that range and our CEO receiving 60% in the form of restricted equity. Of their restricted equity award, the employee may elect to receive up to 50% in restricted shares of selected investment funds. The remainder is received in restricted shares of our common stock granted from our Incentive Plan that generally vest ratably over three years, providing the employee with a longer-term ownership stake in our company.

In addition to grants of equity made to our senior leaders and revenue-generating employees in connection with annual incentive payments, we also selectively grant equity awards in connection with our hiring and retention efforts, and we make grants of PSUs to our executive officers and senior leaders under our long-term incentive award program that are earned based on our total shareholder return over a three-year period.

Employee stock ownership is intended promote the success and enhance the value of our company by aligning the personal interests of our employees with the company's shareholders by providing such persons with an incentive for outstanding performance and long-term value creation. We believe our past equity award practices have greatly contributed to our growth and success to date and should continue to contribute to our success in the future. Our Board believes that shareholder approval of the Incentive Plan will further align the goals of our employees and non-employee directors with those of the shareholders.

Description of the Incentive Plan.

A copy of the Incentive Plan as proposed to be amended is attached as Appendix A. The following information summarizes the Incentive Plan as proposed to be amended and is qualified in its entirety by reference to the full text of the Incentive Plan as provided in Appendix A.

Proposal Four: Approval of the Amendment to the Incentive Plan

  Summary of Key Terms

Plan Term	May 15, 2020 to May 15, 2030.
Shares Currently Authorized	8,200,000 shares.

Shares used by a participant as full or partial payment to us of the purchase price relating to an award, including in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards.
Amendment to Increase Shares	Increase of 1,200,000 shares.
Shares Available for Grant	There are approximately 456,587 shares available for grant as of March 20, 2020.
Expected Share Usage
Based on the number of shares currently available and expected grants to be made in the next 12 months in connection with 2020 recruiting, retention, director compensation and annual incentive compensation, we believe we will need additional shares to complete our annual incentive grants to employees in February 2021 consistent with past practices and based on the recent trading price of our shares of common stock.
Vesting	Vesting is determined by the Compensation Committee, but in recent years employee awards have generally had three-year annual ratable vesting.
Prohibitions	The Incentive Plan prohibits the grant of stock options at a price below fair market value as well as the repricing of stock options without shareholder approval.

  Purpose

The purpose of the Incentive Plan is to promote the interests of our company and our shareholders by making us competitive in attracting, retaining, and motivating officers, employees, directors and consultants, to offer these persons incentives directly linked to the performance and profitability of our businesses and increases in shareholder value, and to provide these persons an opportunity to acquire an ownership interest in Piper Sandler.

  Eligibility

Our current and prospective directors, officers, employees and consultants, as well as those of our affiliates, are eligible to participate in the Incentive Plan. As of March 1, 2020, there were approximately 1,565 officers and employees of the company and its affiliates, seven non-employee directors of the company, and an indeterminate number of consultants who would be eligible to receive awards under the Incentive Plan.

Proposal Four: Approval of the Amendment to the Incentive Plan

  Administration

The Incentive Plan is administered by the Compensation Committee of our Board of Directors, which has broad authority to administer the plan. This authority includes the power to (i) delegate certain administrative responsibilities with respect to the Incentive Plan to directors and certain officers selected in the Compensation Committee's discretion, and (ii) determine the eligible individuals to whom and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the life of any award and any terms and conditions of the grant that are not contained in the Incentive Plan. Each grant under the Incentive Plan is confirmed by and subject to the terms of an award agreement.

  Authorized Shares

The number of authorized shares under the Incentive Plan was last increased in 2015. There are approximately 456,587 shares available for grant under the company's existing Incentive Plan as of March 20, 2020. We currently expect to grant up to an additional 95,000 shares during 2020 in connection with our anticipated recruiting and retention efforts, and, as a result, we are requesting a 1,200,000-share increase to ensure we have sufficient shares to cover our annual incentive grants to employees in February 2021 and for the next two to three years consistent with our historical practices and based on our current stock price. We typically grant awards to employees (including officers) based on performance and retention objectives, in addition to any other objectives that our Compensation Committee may determine to be relevant. With respect to our directors, our grants are compensatory and will be in the amounts described above under "Information Regarding the Board of Directors and Corporate Governance—Compensation Program for Non-Employee Directors."

Grants of shares that may be issued under the Incentive Plan may be authorized but unissued shares or shares reacquired and held in our treasury. In general, we use treasury shares to the extent available before issuing new shares in connection with awards. The Incentive Plan includes an annual limitation on awards granted to an employee, officer, consultant, independent contractor or advisor in the amount of 500,000 shares. The Incentive Plan also includes an annual limitation on awards granted and total compensation paid to non-employee directors of $600,000.

If an award entitles the holder to receive or purchase shares, the number of shares covered by the award or to which the award relates will be counted on the date of grant of the award against the aggregate number of shares available for granting awards under the Incentive Plan. Any shares that are used by a participant as full or partial payment to us of the purchase price relating to an award, including in connection with the satisfaction of tax obligations relating to an award, will again be available for granting awards under the Incentive Plan. In addition, if any shares covered by an award or to which an award relates are not purchased or are forfeited, or if an award otherwise terminates without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the Incentive Plan to the extent of any such forfeiture or termination will again be available for granting awards under the Incentive Plan. Shares issued under awards granted in substitution for awards previously granted by an entity that is acquired by or merged with our company or an affiliate shall not be counted against the aggregate number of shares available for awards under the Incentive Plan.

Proposal Four: Approval of the Amendment to the Incentive Plan

  Adjustments

In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, liquidations, reorganizations or other distributions of stock or property of our company, including an extraordinary stock or cash dividend, but excluding regular cash dividends, the Compensation Committee or our Board shall make adjustments to the aggregate number and kind of shares reserved for issuance under the Incentive Plan, in the maximum share limitations upon stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and exercise price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the Incentive Plan, and may also make any other equitable substitutions or adjustments that the Compensation Committee or Board determines to be appropriate; however, any adjustments made to an award that is considered to be deferred compensation under Section 409A of the Code must comply with Section 409A.

  Restricted Stock and Restricted Stock Units

Shares of restricted stock and restricted stock units ("RSUs") will be subject to such restrictions as the Compensation Committee may impose, which may lapse separately or in combination at such time or times, in installments or otherwise as the Compensation Committee may deem appropriate. The grant or vesting of restricted stock and RSUs may be performance-based, time-based or both. For example, awards may, at the Compensation Committee's discretion, be conditioned upon a participant's completion of a specified period of service, or upon the achievement of one or more performance goals established by the Compensation Committee, or upon any combination of service-based and performance-based conditions. A restricted stock or RSU award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (including goals specific to the participant's individual performance, other than performance of service alone) is generally referred to as a performance share or PSU award.

The provisions of restricted stock and RSUs, including any applicable performance goals, need not be the same with respect to each participant. With respect to restricted stock awards, other than restrictions on transfer, the restriction regarding dividends set forth in the next sentence, and any other restrictions the Compensation Committee may impose, the participant will have all the rights of a shareholder holding the class or series of stock that is the subject of the award. Any dividends and dividend equivalents accrued on unvested restricted stock and RSUs may not be paid until all conditions or restrictions relating to the underlying shares of the award have been satisfied, waived, or lapsed.

  Stock Options

The Compensation Committee may grant stock options to eligible individuals. Only non-qualified stock options are permitted to be granted under the Incentive Plan. The exercise price per share purchasable under a stock option will be determined by the Compensation Committee, but cannot be less than 100% of the fair market value of a share of our common stock on the date of grant of the option, unless it is a substitute award for an option granted by an acquired entity. As of March 20, 2020, the closing sale price of a share of our common stock on the New York Stock Exchange was $36.84. The term of each stock option will be fixed by the Compensation Committee at the time of grant, but in no event may it be more than ten years from the grant date. The Compensation Committee will determine the time or times at

Proposal Four: Approval of the Amendment to the Incentive Plan

which a stock option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price may be made.

  Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights to eligible individuals. Each stock appreciation right will confer upon the holder upon exercise the right to receive, as determined by the Compensation Committee, cash or a number of shares whose fair market value is equal to the excess of (a) the fair market value of one share of our common stock on the date of exercise over (b) the grant price of the stock appreciation right as determined by the Committee. The grant price may not be less than 100% of the fair market value of one share on the date of grant of the stock appreciation right unless it is a substitute award for a stock appreciation right granted by an acquired entity. Subject to the terms of the Incentive Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any stock appreciation right will be as determined by the Compensation Committee, but in no event may the term of a stock appreciation right be longer than ten years.

  Other Stock-Based Awards

Other awards that are denominated or payable in, valued by reference to, or otherwise based on common stock may also be granted under the Incentive Plan, either alone or in conjunction with other awards. No such stock-based awards will contain a purchase right or an option-like exercise feature.

  Transferability of Awards

Awards are non-transferable other than by will or the laws of descent and distribution. However, in the discretion of the Compensation Committee, non-qualified stock options may be transferred for no consideration to the holder's family members.

  Tax Withholding

A participant must pay us, or make arrangements satisfactory to us regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld in connection with the grant, vesting, exercise or settlement of an award. Our obligations under the Incentive Plan are conditional on such payment or arrangements, and we may, to the extent permitted by law, take such action as may be necessary to withhold or collect all applicable payroll, withholding, income and other taxes from a participant. The Compensation Committee may permit a participant to satisfy tax obligations by (a) electing to have us withhold a portion of the shares or other property otherwise to be delivered in connection with an award having a fair market value equal to the amount of such taxes or (b) delivering to us shares or other property with a fair market value equal to the amount of such taxes. Any such election must be made on or before the date that the amount of tax to be withheld is determined.

  Change in Control

If a change-in-control of our company occurs, then the consequences will be as described in this paragraph unless the Compensation Committee provides otherwise in an applicable award agreement.

Proposal Four: Approval of the Amendment to the Incentive Plan

If any outstanding award is continued, assumed or replaced by us or the surviving or successor entity in connection with the change-in-control, and if within 24 months after the change-in-control a participant's employment or other service is terminated without cause, then (i) each of the participant's outstanding options and stock appreciation rights will become exercisable in full and remain exercisable for the remaining term of the award, (ii) each of the participant's other forms of awards that are unvested will fully vest, and (iii) any performance goals applicable to the participant's performance-based awards will be deemed to have been satisfied at the target level of performance. If any outstanding award is not continued, assumed or replaced in connection with the change-in-control, then the same consequences as specified in clauses (i) through (iii) of the previous sentence will occur in connection with a change-in-control unless and to the extent the Compensation Committee elects to terminate such awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the consideration that would otherwise be received in the change of control transaction for the same number of shares over the aggregate exercise price (if any) for the shares subject to such award (or, if there is not any such excess, such award may be terminated without payment).

For purposes of the Incentive Plan, a "change-in-control" of our company generally occurs if (i) a person or group acquires 20% or more of our outstanding common stock or voting power; (ii) certain changes occur in the composition of a majority of the Board of Directors; (iii) we are involved in a merger or consolidation or sell all or substantially all of our assets (unless more than 50% of the common stock and voting power of the surviving or successor entity is owned by our shareholders immediately prior to the business combination transaction, no person has a 20% or greater interest in the common stock or voting power of the surviving or successor entity, and a majority of the board of the surviving or successor entity consists of individuals who were members of our Board prior to the transaction); or (iv) a complete liquidation or dissolution of our company occurs. "Cause" for termination generally refers to (i) continued failure to substantially perform the participant's duties with us after written demand for substantial performance is delivered to the participant, (ii) conviction of a crime (including a misdemeanor) that, in our determination, impairs the participant's ability to perform his or her duties with us, (iii) violation of any of our policies that we deem material, (iv) violation of any securities law, rule or regulation that we deem material, (v) engagement in conduct that, in our determination, exposes the us to civil or regulatory liability or injury to our reputation, (vi) engagement in conduct that would subject the participant to statutory disqualification pursuant to Section 15(b) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder, or (vii) gross or willful misconduct, as determined by us.

  Amendments and Termination

Our Board of Directors may at any time amend, alter or discontinue the Incentive Plan, but shareholder approval is required for any amendment that could increase the number of shares granted under the Incentive Plan and as otherwise may be required by applicable stock exchange rules.

The Compensation Committee generally may amend the terms of any award but may not decrease the exercise price of an outstanding stock option or take any other action that would constitute a "repricing" of an "underwater" stock option or stock appreciation right unless the amendment is approved by shareholders. Further, the Compensation Committee may not amend an award in a way that impairs the rights of any holder without the holder's consent unless the amendment is necessary to comply with applicable laws, stock exchange rules or any company compensation recovery policy.

Proposal Four: Approval of the Amendment to the Incentive Plan

In the event an award is granted to an individual who is employed outside the United States and is not compensated from a payroll maintained in the United States, the Compensation Committee may, in its sole discretion, modify the provisions of the grant as they pertain to such individual in order to comply with applicable foreign law.

  Term of the Incentive Plan

If the amendment to the Incentive Plan is approved by shareholders, the Incentive Plan will terminate on May 15, 2030, which is the tenth anniversary of the approval date of the Incentive Plan, as amended, or on any earlier date determined by the Board.

  Registration

We have registered shares of common stock that currently may be issued under the Incentive Plan on seven registration statements on Form S-8. The amount of shares registered includes shares of common stock currently available for issuance under the Incentive Plan as well as shares of common stock forfeited by plan participants or used to satisfy tax obligations of plan participants and again available for issuance pursuant to the terms of the Plan. If this proposal is approved, we intend to register on Form S-8 the additional 1,200,000 shares to be issued under the Incentive Plan as well as shares that are again available for grant due to forfeitures and tax withholdings.

  Tax Consequences of Awards

The tax consequences of awards granted under the Incentive Plan can be complex and depend, in large part, on the surrounding facts and circumstances. This section provides a brief summary of certain significant federal income tax consequences of awards under the Incentive Plan under existing U.S. law. This summary is not a complete statement of applicable law and is based upon the Code, as well as administrative and judicial interpretations of the Code, as in effect on the date of this description. If federal tax laws, or interpretations of such laws, change in the future, the information provided here may no longer be accurate. This section does not consider state, local or foreign tax consequences, nor does it discuss the effect of gift, estate or inheritance taxes.

Non-Qualified Stock Options.    If a participant is granted a non-qualified stock option under the Incentive Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We generally will be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns. Stock appreciation rights are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of

Proposal Four: Approval of the Amendment to the Incentive Plan

forfeiture) at the time the restrictions lapse and the shares vest, unless the participant has elected under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. RSU awards generally result in income recognition by a participant at the time payment of cash or shares under the award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we generally will have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

Dividends and Dividend Equivalents.    If a restricted stock award permits dividends to accrue while the restricted stock is subject to a substantial risk of forfeiture, such dividends will be paid if and when the underlying stock vests and will also be taxed as ordinary income, unless the participant has elected under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. If a RSU permits dividend equivalent amounts to accrue while the RSU is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock units are paid in cash or shares and will also be taxed as ordinary income.

Limitations on the Company's Income Tax Deduction.    Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Incentive Plan. However, Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000.

Special Rules for Executive Officers Subject to Section 16 of the Exchange Act.    Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made under Section 83(b) of the Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period

Section 409A.    The foregoing discussion of tax consequences of awards under the Incentive Plan assumes that the award discussed is either not considered a "deferred compensation arrangement" subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed "deferred," would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The Incentive Plan will be administered in a manner intended to comply with Section 409A.

    Plan Benefits

As of the date of this proxy statement, the Compensation Committee has not approved any awards under the Incentive Plan as proposed to be amended and restated. Because all awards under the Incentive Plan are discretionary with the Compensation Committee, neither the number nor types of future Incentive Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. Information regarding awards made under the existing version of the Incentive Plan during 2019 to our named executive officers is provided under the caption "Grants of Plan-Based Awards" in this proxy statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting?

The Board has set March 20, 2020 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 20, 2020, you are entitled to vote at the meeting. As of the record date, 17,198,404 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 17,198,404 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

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  you are present and vote in person at the meeting; or

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  you have properly and timely submitted your proxy as described below under "How do I submit my proxy?"

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your "proxy vote." Two executive officers have been designated as proxies for our 2020 annual meeting of shareholders. These executive officers are John W. Geelan and Timothy L. Carter.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by SEC rules and regulations, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the environmental impact of our annual

Questions and Answers

meeting. The Notice of Internet Availability of Proxy Materials contains instructions on how to request a printed set of proxy materials, which we will provide to shareholders upon request at no cost to the requesting shareholder within three business days after receiving the request.

How can I get electronic access to the proxy materials if I don't already receive them via e-mail?

To get electronic access to the proxy materials, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials. Once you have your control number, you may either go to www.proxyvote.com and enter your control number when prompted, or send an e-mail requesting electronic delivery of the materials to sendmaterial@proxyvote.com.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How do I submit my proxy?"

How do I submit my proxy?

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

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  through the Internet using www.proxyvote.com;

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  if you request a full set of the proxy materials, you may vote over the telephone by calling a toll-free number; or

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  if you receive a paper copy of the proxy card after requesting the proxy materials by mail, you may sign, date and mail the proxy card.

To vote by Internet or telephone, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for shareholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Materials from your broker, bank, trust or other nominee, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

Questions and Answers

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under "How do I submit my proxy?"

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares in accordance with the recommendations of the Board as follows:

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  FOR all ten of the nominees for director;

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  FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Sandler Companies for the year ending December 31, 2020;

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  FOR the advisory (non-binding) approval of the compensation of our officers included in this proxy statement; and

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  FOR the amendment to the Incentive Plan.

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be "uninstructed." New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote "uninstructed" shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2020, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2020, the rules permit member brokers (other than our broker-dealer subsidiary, Piper Sandler & Co.) to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the

Questions and Answers

uninstructed shares will be referred to as a "broker non-vote." For more information regarding the effect of broker non-votes on the outcome of the vote, see below under "How are votes counted?"

Our broker-dealer subsidiary, Piper Sandler & Co., is a member broker of the New York Stock Exchange and may be a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Sandler & Co. clients. Because Piper Sandler & Co. is our affiliate, New York Stock Exchange rules prohibit Piper Sandler & Co. from voting uninstructed shares even on routine matters. Instead, Piper Sandler & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

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  by submitting a later-dated proxy by Internet or telephone before 11:59 p.m., Eastern Time, on Thursday, May 14, 2020 for shares you hold directly, or 11:59 p.m., Eastern Time, on Tuesday, May 12, 2020 for shares you hold in a retirement plan;

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  by submitting a later-dated proxy to the corporate secretary of Piper Sandler Companies, which must be received by us before the time of the annual meeting;

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  by sending a written notice of revocation to the corporate secretary of Piper Sandler Companies, which must be received by us before the time of the annual meeting; or

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  by voting in person at the meeting.

What vote is required to approve each proposal included in the notice of meeting?

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  The ten director nominees who receive the most votes cast at the meeting in person or by proxy will be elected, subject to our majority voting standard in uncontested director elections as further described in the section above titled "Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy."

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  The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

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  If the advisory (non-binding) vote on the compensation of our officers included in this proxy statement receives more votes "for" than "against," then it will be deemed to be approved.

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  The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to amend the Incentive Plan.

The advisory votes on the compensation of our officers (which was last held at the 2019 annual meeting of shareholders) is not binding on us or the Board, but we will consider the shareholders' advisory input on this matter when establishing compensation for our executive officers in future years.

Questions and Answers

How are votes counted?

You may either vote "FOR," "AGAINST," or "ABSTAIN" with respect to each director nominee's election. You may vote "FOR," "AGAINST" or "ABSTAIN" on the ratification of the election of Ernst & Young LLP as our independent auditor for the year ending December 31, 2020, the advisory say-on-pay vote, and vote to amend the Incentive Plan. If you properly submit your proxy but abstain from voting on any of the proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under "What if I do not specify how I want my shares voted?"

With respect to the vote on each director nominee, under our bylaws' majority voting standard, each director nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director's election. For these purposes, a majority of votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Abstentions, a failure to vote, and broker non-votes will not be counted as votes cast either "for" or "against" a director's election, and will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. With respect to the proposal to approve the advisory (non-binding) say-on-pay vote, if you abstain from voting or if you do not vote your shares or submit voting instructions, this will have no effect on the outcome of the vote. With respect to the proposal to amend the Incentive Plan, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), doing so will have no effect on the outcome of the vote.

How can I attend the meeting?

All of our shareholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. To help us plan for the meeting, please let us know whether you expect to attend, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

Questions and Answers

We intend to hold our annual meeting in person. However, we are actively monitoring the situation relating to COVID-19, the illness caused by the novel coronavirus. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we may have to reconsider the date, time, location and/or means of convening the annual meeting, including the possibility of holding the annual meeting solely by means of remote communication. Please monitor our annual meeting website at https://pipersandler.com/proxymaterials for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

Piper Sandler pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Morrow Sodali LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000 plus reimbursement of out-of-pocket expenses. We are soliciting proxies primarily through the distribution of Notices of Internet Availability of Proxy Materials. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

Questions and Answers

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

In order for a shareholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2021 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before December 4, 2020. The proposal should be addressed to Piper Sandler Companies, Attention: John W. Geelan, Secretary, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402. The proposal must comply with SEC rules and regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to otherwise be properly brought before the 2021 annual meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than January 15, 2021, and no later than February 14, 2021.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Sandler Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 900, Mail Stop J12NSH, Minneapolis, Minnesota 55402, (612) 303-5607. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Questions and Answers

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of Piper Sandler.

John W. Geelan Secretary

Dated: April 3, 2020

APPENDIX A
AMENDMENT TO PIPER SANDLER COMPANIES
AMENDED AND RESTATED 2003 ANNUAL AND LONG-TERM INCENTIVE PLAN

PIPER SANDLER COMPANIES
AMENDED AND RESTATED
2003 ANNUAL AND LONG-TERM INCENTIVE PLAN

(As amended and restated effective May 15, 2020)

SECTION 1.      Purpose

            The purpose of the Plan is to promote the interests of the Company and its stockholders by giving the Company a competitive advantage in attracting, retaining and motivating employees, officers, consultants and Directors capable of assuring the future success of the Company, to offer such persons incentives that are directly linked to the profitability of the Company's businesses and increases in stockholder value, and to afford such persons an opportunity to acquire a proprietary interest in the Company.

SECTION 2.      Definitions

            As used in the Plan, the following terms shall have the meanings set forth below.

            (a)          "Affiliate" means any entity in which the Company has, directly or indirectly through one or more intermediaries, a controlling interest or which has, directly or indirectly through one or more intermediaries, a controlling interest in the Company, within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

            (b)         "Award" means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

            (c)          "Award Agreement" means any written (including electronic) agreement, contract or other instrument or document evidencing any Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

            (d)         "Board" means the Board of Directors of the Company.

            (e)          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

            (f)           "Change in Control" has the meaning set forth in Section 7.

            (g)         "Committee" means a committee of Directors designated by the Board to administer the Plan, which initially shall be the Compensation Committee of the Board. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a

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"non-employee director" within the meaning of Rule 16b-3 and an "independent director" pursuant to the requirements of the New York Stock Exchange.

            (h)         "Company" means Piper Sandler Companies, a Delaware corporation.

            (i)           "Director" means a member of the Board.

            (j)           "Dividend Equivalent" means any right granted under Section 6(d) of the Plan.

            (k)          "Effective Date" has the meaning set forth in Section 11 of the Plan.

            (l)           "Eligible Individual" means any employee, officer, Director or consultant providing services to the Company or any Affiliate, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or any Affiliate, whom the Committee determines to be an Eligible Individual. For purposes of this Plan, the terms "employed" and "employment" (but not "employee") will, unless the context clearly indicates otherwise, be deemed to include the service provider relationships involving officers, non-employee Directors and consultants.

            (m)        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

            (n)         "Fair Market Value" means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee in good faith and in a manner consistent with Section 409A. Notwithstanding the foregoing and except as otherwise provided by the Committee, the Fair Market Value of a Share as of a given date shall be the closing sales price for one Share on that date on the New York Stock Exchange or such other established securities market as may at the time be the principal market for the Shares, or if the Shares were not traded on such national securities market or exchange on such date, then on the next preceding date on which the Shares are traded, all as reported by such source as the Committee may select.

            (o)         "Non-Qualified Stock Option" means any Stock Option that is not designated as, or is not intended to qualify as, an "incentive stock option" within the meaning of Section 422 of the Code.

            (p)         "Other Stock-Based Award" means any right granted under Section 6(e) of the Plan.

            (q)         "Participant" means an Eligible Individual designated to be granted an Award under the Plan.

            (r)          "Plan" means this Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.

            (s)          "Restricted Stock" means any Share granted under Section 6(c) of the Plan. For avoidance of doubt, a Restricted Stock Award includes any performance share Award, the vesting of which is conditioned upon the achievement of one or more financial or other Company-related performance goals (including goals specific to the Participant's individual performance, other than performance of service alone) established by the Committee, or upon any combination of service-based and performance-based conditions, in accordance with Section 6(c)

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            (t)           "Restricted Stock Unit" means any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date. For avoidance of doubt, a Restricted Stock Unit Award includes any performance share unit Award, the vesting of which is conditioned upon the achievement of one or more financial or other Company-related performance goals (including goals specific to the Participant's individual performance, other than performance of service alone) established by the Committee, or upon any combination of service-based and performance-based conditions, in accordance with Section 6(c).

            (u)         "Rule 16b-3" means Rule 16b-3, as promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act, as amended from time to time.

            (v)          "Section 409A" means Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

            (w)         "Share" or "Shares" means a share or shares of common stock, par value $.01 per share, of the Company.

            (x)          "Stock Appreciation Right" means any right granted under Section 6(b) of the Plan.

            (y)          "Stock Option" means a Non-Qualified Stock Option granted under Section 6(a) of the Plan.

SECTION 3.      Administration

            (a)          Power and Authority of the Committee.    The Plan shall be administered by the Committee. Subject to the terms of the Plan and to applicable law, the Committee shall have full power and authority to:

                      (i)  designate Participants;

                      (ii)  determine whether and to what extent any type (or types) of Award is to be granted hereunder;

                     (iii)  determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award;

                     (iv)  subject to Sections 6, 7 and 8 hereof, determine the terms and conditions of any Award or Award Agreement;

                     (v)  subject to Sections 6, 7 and 8 hereof, amend the terms and conditions of any Award or Award Agreement and accelerate the vesting and/or exercisability of any Award or waive any restrictions relating to any Award.

                     (vi)  determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended;

                    (vii)  determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the

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    election of the holder thereof or the Committee, subject to the requirements of Section 409A and Section 10;

                   (viii)  interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;

                     (ix)  adopt, alter, suspend, waive or repeal such rules, guidelines and practices and appoint such agents as it shall deem advisable or appropriate for the proper administration of the Plan; and

                     (x)  make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including without limitation, the Company, its Affiliates, subsidiaries, shareholders, Eligible Individuals and any holder or beneficiary of any Award.

            (b)         Action by the Committee; Delegation.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any part of its duties and powers under the Plan to one or more persons, including Directors or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act; and provided, further, that any such delegation may be revoked by the Committee at any time.

            (c)          Power and Authority of the Board.    Notwithstanding anything to the contrary contained herein, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 4.      Shares Available for Awards

            (a)    Shares Available.    Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 9,400,000. Shares that may be issued under the Plan may be authorized but unissued Shares or Shares re-acquired and held in treasury.

            (b)         Accounting for Awards.    For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Any Shares that are used by a Participant as full or partial payment to the Company of the purchase price relating to an Award, including in connection with the satisfaction of tax obligations relating to an Award, shall again be available for granting Awards under the Plan. In addition, if any Shares covered by an Award or to which an Award relates are not purchased

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or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.

            (i)    Cash Only Awards.    Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

            (ii)    Substitute Awards Relating to Acquired Entities.    Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

            (c)          Adjustments.    In the event of any change in corporate capitalization (including, but not limited to, a change in the number of Shares outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash or stock dividend but excluding regular cash dividends), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and Stock Appreciation Rights and other Awards to be granted to any Participant, in the number, kind and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including, without limitation, the provision of an amount in cash in consideration for any such Awards); provided, however, that the number of shares subject to any Award shall always be a whole number. Without limiting the generality of the foregoing, in connection with any Disaffiliation of a subsidiary of the Company, the Committee shall have the authority to arrange for the assumption or replacement of Awards with new awards based on shares of the affected subsidiary or by an affiliate of an entity that controls the subsidiary following the Disaffiliation. For purposes hereof, "Disaffiliation" of a subsidiary shall mean the subsidiary's ceasing to be a subsidiary of the Company for any reason (including, without limitation, as a result of a public offering, spin-off, sale or other distribution or transfer by the Company of the stock of the subsidiary). Notwithstanding the foregoing, to the extent that any Award is otherwise considered to be deferred compensation under Section 409A, any adjustment to such Award will comply with Section 409A (including current and future guidance issued by the Department of Treasury and or the Internal Revenue Service).

            (d)         Annual Limitations.

            (i)           Annual Limitations for Awards Granted to Employees, Officers, Consultants, Etc.    No Eligible Individual who is an employee, officer, consultant, independent contractor or advisor may be granted any Award or Awards for more than 500,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan) in the aggregate in any fiscal year.

            (ii)          Annual Limitation for Awards Granted and Total Compensation Paid to Non-Employee Directors.    No Director who is not also an employee of the Company or an Affiliate may receive compensation for his or her services as a Director in any fiscal year in excess of $600,000 in the

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aggregate, including annual and committee retainer fees and the value of any Awards granted during the year (such value computed as of the date of grant in accordance with applicable financial accounting rules). The foregoing limit shall not apply to any Award made to any Director as the payment to such Director for any annual and committee retainer fees or Awards that the Director previously elected to defer.

SECTION 5.      Eligibility

            Any Eligible Individual shall be eligible to be designated a Participant. In determining which Eligible Individuals shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Individuals, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.

SECTION 6.      Awards

            (a)          Stock Options.    The Committee is hereby authorized to grant Stock Options (which may only be Non-Qualified Stock Options) to Eligible Individuals with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

                (i)           Exercise Price.    The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

                (ii)          Option Term.    The term of each Stock Option shall be fixed by the Committee at the time of grant, but in no event shall be more than 10 years from the date of grant.

                (i)           Time and Method of Exercise.    The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.

                    (A)         Promissory Notes.    For avoidance of doubt, the Committee may not accept a promissory note as consideration.

                    (B)         Net Exercises.    The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.

            (b)         Stock Appreciation Rights.    The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Individuals subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right

Appendix A

to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

            (c)          Restricted Stock and Restricted Stock Units.    The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Individuals with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

                (i)           Restrictions.    Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee's general authority under Section 3(a), vesting of such Awards may, at the Committee's discretion, be conditioned upon the Participant's completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals (including, without limitation, goals based upon the attainment of specified levels of one more of the following measures with respect to the Company or any of its subsidiaries, businesses groups, divisions, or departments: operating income; pre- or after-tax income; earnings per share; cash flow; return on equity; return on tangible equity; return on capital; return on invested capital; economic value added (or an equivalent metric), share price performance; total shareholder return; or improvement in or attainment of expense levels) established by the Committee, or upon any combination of service based and performance based conditions. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).

                (ii)          Issuance and Delivery of Shares.    Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

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            (d)         Dividend Equivalents.    The Committee is hereby authorized to grant Dividend Equivalents to Eligible Individuals under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Individuals in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying an Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.

            (e)          Other Stock-Based Awards.    The Committee is hereby authorized to grant to Eligible Individuals such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option like exercise feature.

            (h)         General.

                (i)           Consideration for Awards.    Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Committee and required by applicable law.

                (ii)          Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

                (iii)         Limits on Transfer of Awards.    No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S-8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant's death.

                (iv)         Restrictions; Securities Exchange Listing.    All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such

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    restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied

                (v)          Prohibition on Option and Stock Appreciation Right Repricing.    Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company's stockholders, seek to effect any re pricing of any previously granted, "underwater" Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be "underwater" at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.

                (vi)         Committee Authority.    Nothing in this Section 6 shall limit the authority of the Committee to provide for the acceleration of the exercisability of any Award or the lapse of any restrictions relating to any Award.

SECTION 7.      Change in Control

            (a)          Impact of Event.    Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Committee in any Award Agreement, in the event of a Change in Control, the provisions of Section 7 of the Plan as in effect prior to May 15, 2020 shall apply to Awards granted prior to that date, and the following provisions shall apply to Awards granted on or after that date:

                (i)           Continuation, Assumption or Replacement of Awards.    In the event of a Change in Control that is a Corporate Transaction (as defined in Section 7(b)(iii) below), if the corporation resulting from the Corporate Transaction (as described in Section 7(b)(iii) below and referred to as the "Surviving Entity") agrees to continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required by Section 4(c) above), then such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 7(a)(iv) below. The Surviving Entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 7(a)(i), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Section 409A, either (A) the contractual obligations represented by the Award are expressly assumed by the Surviving Entity with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (B) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and is subject to substantially similar terms and conditions as the Award.

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            (ii)          Acceleration.    If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (A) all outstanding Stock Option and Stock Appreciation Rights Awards shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (B) all other forms of Awards then outstanding shall fully vest immediately prior to the effective time of the Corporate Transaction, and (C) any performance goals applicable to such other forms of Awards will be deemed to have been satisfied at the target level of performance specified in connection with the applicable Award. The Committee shall provide written notice of accelerated exercisability or vesting of to all affected Participants, and any exercise or vesting of such accelerated Awards shall be effective only immediately before, and shall be conditioned upon, the consummation of the Corporate Transaction. For avoidance of doubt, no Award Agreement shall, either by operation of its terms or by action of the Committee, accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with any Corporate Transaction unless such transaction constitutes a Change in Control and unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change in Control.

            If a Change in Control described in Section 7(b)(iv) below occurs, then unless the Committee provides otherwise at the time of the Change in Control, outstanding Awards shall be dealt with as provided in clauses (A) and (B) of this paragraph, with the consummation of the dissolution or liquidation being deemed the "effective time of the Corporate Transaction" for these purposes.

            (iii)         Payment for Awards.    If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may terminate some or all of such outstanding Awards, in whole or in part, at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 7(a)(iii). The Committee will not be required to treat all Awards similarly for purposes of this Section 7(a)(iii). The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, of (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award or portion thereof being terminated, over (B) the aggregate exercise price (if any) for the Shares subject to such Award or portion thereof being terminated. If there is no excess, such Award may be terminated without payment to the affected Participant. Payment of any amount under this Section 7(a)(iii) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company's shareholders in connection with the Corporate Transaction, and may, in the Committee's discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company's shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

            (iv)         Termination After a Change in Control.    If, within 24 months after a Change in Control (A) described in Section 7(b)(i) or 7(b)(ii) below or (B) that is a Corporate Transaction and in connection with which outstanding Awards are continued, assumed or replaced as described in Section 7(a)(i), a Participant experiences an involuntary termination of employment for reasons other than Cause (as defined in Section 7(c) below), then (i) outstanding Stock Options and Stock Appreciation Rights issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, (ii) all other forms of outstanding Awards issued to the

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Participant will become immediately fully vested and non-forfeitable; and (iii) any Performance Goals applicable to such other forms of Awards will be deemed to have been satisfied at the target level of performance specified in connection with the applicable Award.

            (b)         Definition of Change in Control.    For purposes of the Plan, a "Change in Control" shall mean the consummation of any of the following events:

                  (i)  An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) Any acquisition by a passively managed or index fund, or (5) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 7(b); or

                  (ii)  A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 7(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

                 (iii)  A reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting

Appendix A

securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

                 (iv)  A complete liquidation or dissolution of the Company.

            (c)          Definition of Cause.    For purposes of this Section 7, "Cause" means what the term is defined to mean in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate or, in the absence of any such then effective agreement or definition, means (i) a Participant's continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Participant, (ii) a Participant's conviction of a crime (including a misdemeanor) that, in the Company's determination, impairs the Participant's ability to perform his or her duties with the Company or an Affiliate, (iii) a Participant's violation of any policy of the Company or an Affiliate that the Company deems material, (iv) a Participant's violation of any securities law, rule or regulation that the Company deems material, (v) a Participant's engagement in conduct that, in the Company's determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations, (vi) a Participant's engagement in conduct that would subject the Participant to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder, or (vii) a Participant's gross or willful misconduct, as determined by the Company.

SECTION 8.      Amendment and Termination

            (a)          Amendments to the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made that:

                      (i)  requires stockholder approval under the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company; or

                      (ii)  increases the number of Shares authorized under the Plan as specified in Section 4(a) of the Plan (other than pursuant to an adjustment pursuant to Section 4(c)).

            (b)         Amendments to Awards.    Subject to Section 3(a)(v), the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided herein or in an Award Agreement, the Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, if such action would materially adversely affect the rights of the holder of such Award, without the consent of the Participant or holder or beneficiary thereof. The Committee may unilaterally amend any Award, and it will be conclusively presumed that such action will not adversely affect the rights of the holder of such Award, if such amendment is determined by the Committee to be necessary to cause the Award to comply with applicable laws, including Section 409A, stock exchange rules or any compensation recovery policy as provided in Section 10(p).

Appendix A

            (c)          Correction of Defects, Omissions and Inconsistencies.    The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 9.      Income Tax Withholding

            No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal or foreign income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, be entitled to take such action and establish such procedures as it deems appropriate to withhold or collect all applicable payroll, withholding, income or other taxes from such Participant, including without limitation withholding applicable tax from Participant's cash compensation paid by the Company or an Affiliate. Without limiting the foregoing, and for avoidance of doubt, in order to assist a Participant in paying all or a portion of the federal, state, local and foreign taxes incurred upon exercise, vesting or payment of an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares or other property otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares or other property other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment). Any such election must be made on or before the date that the amount of tax to be withheld is determined.

SECTION 10.      General Provisions

            (a)          No Rights to Awards.    No Eligible Individual or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Individuals or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

            (b)         Award Agreements.    No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

            (c)          No Rights of Stockholders.    Except with respect to Shares of Restricted Stock as to which the Participant has been granted the right to vote, neither a Participant nor the Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued in the name of such Participant or such Participant's legal representative without restrictions thereto.

            (d)         No Limit on Other Compensation Plans or Arrangements.    Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional

Appendix A

compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

            (e)          No Right to Employment or Directorship.    The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant's employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

            (f)           Governing Law.    The Plan and all Awards granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereof.

            (g)         Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

            (h)         Application to Participants Outside the United States.    In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

            (i)           No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and an Eligible Individual or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

            (j)           Other Benefits.    No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant's compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

Appendix A

            (k)          No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

            (l)           Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

            (m)        Section 16 Compliance.    The Plan is intended to comply in all respects with Rule 16b-3 or any successor provision, as in effect from time to time, and in all events the Plan shall be construed in accordance with the requirements of Rule 16b-3. If any Plan provision does not comply with Rule 16b-3 as hereafter amended or interpreted, the provision shall be deemed inoperative. The Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to persons who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Eligible Individuals.

            (n)         Conditions Precedent to Issuance of Shares.    Shares shall not be issued pursuant to the exercise or payment of the Exercise Price or purchase price relating to an Award unless such exercise or payment and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended from time to time, the Exchange Act, the rules and regulations promulgated thereunder, the requirements of any applicable stock exchange and the Delaware General Corporation Law. As a condition to the exercise or payment of the Exercise Price or purchase price relating to such Award, the Company may require that the person exercising or paying the Exercise Price or purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

            (o)         Conformance to Section 409A.    To the extent that any Award constitutes a deferral of compensation subject to Section 409A, the following provisions shall apply notwithstanding any other provision of the Plan:

                  (i)  If such Award provides for a change in the time or form of payment of such Award upon a Change in Control of the Company, no Change in Control shall be deemed to have occurred upon an event described in Section 7(b) of the Plan unless such event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Section 409A.

                  (ii)  If any amount is payable under such Award upon a termination of employment or other service, a termination of employment or other service will be deemed to have occurred only at such time as the Participant has experienced a "separation from service" as such term is defined for purposes of Section 409A.

                 (iii)  If any amount shall be payable with respect to any such Award as a result of a Participant's "separation from service" at such time as the Participant is a "specified employee," then no payment shall be made, except as permitted under Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant's separation from service (or the date of his or her earlier death). The Company may adopt a "specified employee identification policy" which specifies the identification date, the effective date of any change in the key employee group, compensation definition

Appendix A

and other variables that are relevant in identifying specified employees, and which may include an alternative method of identifying specified employees consistent with the regulations under Section 409A. In the absence of any such policy or policy provision, for purposes of the above, the "identification date" is each December 31st, and an employee who satisfies the above conditions will be considered to be a "specified employee" from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying specified employees will be determined and applied in accordance with the defaults specified in the regulations under Section 409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Section 409A that are maintained by the Company or an Affiliate.

To the extent the Committee elects to exercise its discretion to permit or require a Participant to defer receipt of cash or Shares that would otherwise be due to him or her under the Plan upon the vesting or settlement of any Award, such deferral shall occur in accordance with a written plan, rules or procedures adopted for that purpose by the Committee. Any such plan, rules or procedures will be intended to comply with the requirements of Section 409A, including those with respect to the time when a deferral election may be made, the period of the deferral and the events that would result in the payment of the deferred amount. Notwithstanding anything in the Plan or any Award Agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of section 409A. Although the Company intends to administer the Plan to prevent taxation under section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law.

            (p)         Compensation Recovery Policy.    Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Award Agreement evidencing an outstanding Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

SECTION 11.      Effective Date of Plan

            The Plan originally became effective in December 2003, and amendments to and/or restatements of the Plan were approved by the Company's stockholders and became effective on April 28, 2004, May 2, 2006, May 7, 2008, May 7, 2009, May 8, 2013 and June 30, 2015. The Board approved the most recent amendment and restatement of the Plan on February 13, 2020, subject to approval by the Company's stockholders, and the Plan as so amended and restated shall be effective upon the date of such stockholder approval (the "Effective Date"). If the Company's stockholders fail to approve such amendment and restatement of the Plan by June 30, 2020, the Plan will continue in effect in the form in which it existed immediately prior to that date.

SECTION 12.      Term of the Plan

            The Plan will terminate on the tenth anniversary of the Effective Date or any earlier date of discontinuation or termination established pursuant to Section 9 of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

APPENDIX B
RECONCILIATION OF U.S. GAAP FINANCIAL PERFORMANCE FIGURES
TO ADJUSTED NON-GAAP FINANCIAL INFORMATION

This proxy statement includes several "adjusted" financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), including adjusted net revenues, adjusted net income, adjusted earnings per diluted common share, and adjusted return on average common shareholders' equity. The corresponding reconciliations of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included below.

These non-GAAP financial measures include adjustments to exclude (1) revenues and expenses related to noncontrolling interests, (2) amortization of intangible assets related to acquisitions, (3) compensation and non-compensation expenses from acquisition-related agreements, (4) acquisition-related restructuring and integration costs, (5) the impact from remeasuring deferred tax assets resulting from changes to the U.S. federal tax code, (6) the impact of a deferred tax asset valuation allowance, and (7) discontinued operations.

Management believes that presenting these results and measures on an adjusted basis in conjunction with the corresponding U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. These adjusted figures are also used by the Compensation Committee of our Board of Directors when reviewing business and individual executive officer performance and determining annual incentive compensation. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP.

Net Revenues:

A reconciliation of adjusted net revenues to U.S. GAAP net revenues for each of our fiscal years ended December 31, 2019 and 2018 ("fiscal 2019" and "fiscal 2018," respectively) (in thousands):

	Twelve Months Ended
	December 31, 2019	December 31, 2018
U.S. GAAP net revenues	$834,566	$740,953
Adjustments:
Revenue related to noncontrolling interests(1)	$(10,769)	$(3,621)
Adjusted net revenues	$823,797	$737,332

(1)
Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.

B-1

Appendix B

Net Income:

A reconciliation of adjusted net income to U.S. GAAP net income applicable to Piper Sandler Companies for each of fiscal 2019 and fiscal 2018 (in thousands):

	Twelve Months Ended
	December 31, 2019	December 31, 2018
U.S. GAAP net income applicable to Piper Sandler Companies	$111,711	$57,036
Adjustment to exclude net income from discontinued operations	$23,772	$1,387
Net income from continuing operations	$87,939	$55,649
Adjustments:
Compensation from acquisition-related agreements	$4,124	$21,992
Acquisition-related restructuring and integration costs	$10,770	—
Amortization of intangible assets related to acquisitions	$3,250	$3,655
Non-compensation expenses from acquisition-related agreements	$114	$514
Impact of the Tax Cuts and Jobs Act legislation	—	$952
Impact of deferred tax asset valuation allowance	—	$4,650
Adjusted net income	$106,197	$87,412

Earnings Per Diluted Common Share:

A reconciliation of adjusted earnings per diluted common share to U.S. GAAP earnings per diluted common share for each of fiscal 2019 and fiscal 2018:

	Twelve Months Ended
	December 31, 2019	December 31, 2018
U.S. GAAP earnings per diluted common share	$7.69	$3.72
Adjustment to exclude net income from discontinued operations	$1.65	$0.09
Income from continuing operations	$6.05	$3.63
Adjustment related to participating shares(1)	$0.04	—
	$6.09	$3.63
Adjustments:
Compensation from acquisition-related agreements	$0.29	$1.44
Acquisition-related restructuring and integration costs	$0.75	—
Amortization of intangible assets related to acquisitions	$0.23	$0.24
Non-compensation expenses from acquisition-related agreements	$0.01	$0.04
Impact of the Tax Cuts and Jobs Act legislation	—	$0.06
Impact of deferred tax asset valuation allowance	—	$0.31
Adjusted earnings per diluted common share	$7.36	$5.72

(1)
The adjustment related to participating shares excludes the impact of the annual special cash dividend paid in the first quarter of each fiscal year.

Adjusted Return on Average Common Shareholders' Equity:

Adjusted return on average common shareholders' equity is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity.

B-2

LOCATION OF PIPER SANDLER COMPANIES
ANNUAL MEETING OF SHAREHOLDERS

Friday, May 15, 2020, at 2:00 p.m., Central Time
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402

We intend to hold our annual meeting in person. However, we are actively monitoring the situation relating to COVID-19, the illness caused by the novel coronavirus. We are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we may have to reconsider the date, time, location and/or means of convening the annual meeting, including the possibility of holding the annual meeting solely by means of remote communication. Please monitor our annual meeting website at https://pipersandler.com/proxymaterials for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on Thursday, May 14, 2020, for shares held directly and by 11:59 P.M. Eastern Time on Tuesday, May 12, 2020, for shares held in a retirement plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 800 NICOLLET MALL SUITE 900 MAIL STOP J12NSH MINNEAPOLIS, MN 55402 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Piper Sandler Companies in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on Thursday, May 14, 2020, for shares held directly and by 11:59 P.M. Eastern Time on Tuesday, May 12, 2020, for shares held in a retirement plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D05837-P33030 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PIPER SANDLER COMPANIES The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Chad R. Abraham 2. Ratification of the selection of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2020. 1b. Jonathan J. Doyle ! ! ! 1c. William R. Fitzgerald 3. A n a d v i s o r y ( n o n - b i n d i n g ) v o t e t o a p p ro v e t h e compensation of the officers disclosed in the enclosed proxy statement, or say-on-pay vote. 1d. Victoria M. Holt ! ! ! 4. Approval of an amendment to the Amended and Restated 2003 Annual and Long-Term Incentive Plan. 1e. Addison L. Piper 1f. Debbra L. Schoneman Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof. 1g. Thomas S. Schreier 1h. Sherry M. Smith 1i. Philip E. Soran 1j. Scott C. Taylor ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS Friday, May 15, 2020 2:00 p.m. (Central Time) Piper Sandler Companies The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.pipersandler.com/proxymaterials. D05838-P33030 PIPER SANDLER COMPANIES PROXY FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I appoint John W. Geelan and Timothy L. Carter, together and separately, as proxies, to vote all shares of common stock that I have power to vote at the Annual Meeting of Shareholders to be held on May 15, 2020, in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments:

Your Vote Counts!

PIPER SANDLER COMPANIES

2020 Annual Meeting

May 15, 2020

As an investor in this security, you have the right to vote on important issues.

Make your voice heard now!

Vote Common Shares by:

May 14, 2020

Vote Plan Shares by:

May 12, 2020

Control Number: __________

This email represents the following share(s):

PIPER SANDLER COMPANIES – COMMON    __________

Important Materials:  Annual Report    Proxy Statement

For holders as of March 20, 2020

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